EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of June 26, 2003

among

BROOKFIELD LIFE ASSURANCE CO., LTD.

GENERAL ELECTRIC CAPITAL CORPORATION

GE CAPITAL ASIA INVESTMENTS

GE FINANCIAL ASSURANCE HOLDINGS, INC.

and

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

i

(continued)

(continued)

(continued)

This STOCK PURCHASE AGREEMENT, dated as of June 26, 2003, is made among BROOKFIELD LIFE ASSURANCE CO., LTD., a Bermuda corporation (“Brookfield”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”), GE CAPITAL ASIA INVESTMENTS, a Delaware corporation (“GE Capital Asia”), GE FINANCIAL ASSURANCE HOLDINGS, INC., a Delaware corporation (“GEFAHI”; together with Brookfield, GECC and GE Capital Asia, the “Sellers”) and AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD., a Bermuda corporation (the “Acquiror”).

PRELIMINARY STATEMENTS

Brookfield owns 15,211 shares of common stock (the “GEFA-Japan Common Shares”) of GE Financial Assurance Japan Ltd., a Japanese corporation (“GEFA-Japan”), which constitute all the issued and outstanding shares of common stock of GEFA-Japan; and

Brookfield owns 10 shares of series D preferred stock (the “GEFA-Japan Preferred Shares”, together with the GEFA-Japan Common Shares, the “GEFA-Japan Shares”) of GEFA-Japan, which constitute all the issued and outstanding shares of preferred stock of GEFA-Japan not held by GE Edison (as defined below); and

Brookfield owns 89,221 shares of common stock (the “GE Edison Common Shares”) of GE Edison Life Insurance Company, a Japanese corporation (“GE Edison”), which constitute all the issued and outstanding shares of common stock of GE Edison not held by GEFA-Japan; and

Brookfield owns 5,217 shares of series C preferred stock and 1,409 shares of series E preferred stock (the “GE Edison Preferred Shares”, together with the GE Edison Common Shares, the “GE Edison Shares”) of GE Edison, which constitute all the issued and outstanding shares of preferred stock of GE Edison not held by GEFA-Japan; and

GEFAHI owns 40,000 shares of common stock (the “GE Edison Services Shares”) of GE Edison Services Company, a Japanese corporation (“GE Edison Services”), which constitute all the issued and outstanding shares of capital stock of GE Edison Services; and

GE Edison owns 600 shares of common stock of Toho Shinyo Hosho Company, a Japanese corporation (“Toho Shinyo”), which constitute all the issued and outstanding shares of common stock of Toho Shinyo (the “Toho Shinyo Shares”); and

GECC is the holder of ¥1,750,000,000 principal amount of GEFA-Japan’s 2.25% guaranteed notes due April 30, 2008 and a promissory note from GEFA-Japan in the principal amount of ¥57,250,000,000 as the lender under the Term Loan Agreement dated March 25, 1998, as amended by Amendment No. 1 dated December 28, 2000, between GECC and GEFA-Japan (collectively, the “GECC Debt”); and

GE Capital Asia is the holder of ¥1,750,000,000 principal amount of GEFA-Japan’s 2.25% guaranteed notes due April 30, 2008 (the “GE Capital Asia Debt”; together with the GECC Debt, the “Transferred Debt”); and

The Sellers desire to sell in Japan to the Acquiror, and the Acquiror desires to purchase in Japan from the Sellers, the GEFA-Japan Shares, the GE Edison Shares and the GE Edison Services Shares (collectively, the “Transferred Shares”) and the Transferred Debt (together with the Transferred Shares, the “Transferred Securities”) upon the terms and subject to the conditions set forth herein; and

GEFA-Japan, GE Edison, GE Edison Services, and Toho Shinyo hereinafter are referred to as the “Transferred Companies”.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE TRANSFERRED SECURITIES

Section 2.01. Purchase and Sale of the Transferred Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers will sell, convey, assign, transfer and deliver in Japan to the Acquiror, free and clear of all Liens, and the Acquiror will purchase, acquire and accept in Japan from the Sellers, the Transferred Securities, including all the Sellers’ right, title and interest therein and thereto.

Section 2.02. Closing. At 11:00 A.M. (Tokyo time) on the last Business Day of the calendar month during which the conditions set forth in Sections 8.01(b) and 8.02(b) hereof are satisfied or waived by the appropriate party, or at such other time and date as the Sellers and the Acquiror may mutually agree in writing (provided, however, that on either such date, the other conditions to closing specified in Sections 8.01 and 8.02 hereof are then satisfied or have been waived), the transactions contemplated by this Agreement will take place at a closing (the “Closing”) that will be held at the offices of Nagashima, Ohno & Tsunematsu, Kioicho Building, 3-12, Kioicho, Chiyoda-ku, Tokyo, Japan, or such other place as the Sellers and the Acquiror may agree in writing (the date on which the Closing takes place being the “Closing Date”). The parties agree to cooperate with each other in an effort to devise a method to achieve a mutually satisfactory date for the occurrence of the Closing earlier than the last Business Day of a calendar month, subject to the satisfaction or waiver of the conditions set forth in Sections 8.01(b) and 8.02(b).

Section 2.03. Purchase Price. The purchase price for the Transferred Securities, the licenses granted to the Acquiror and its Affiliates under the Transitional Trademark License

Agreement and the covenants set forth in Section 5.10 (collectively, the “Purchase Price”) is an amount in cash equal to $1,800,000,000 plus interest on such amount calculated at a rate of eight percent (8%) per annum accruing from December 31, 2002 through and including the Closing Date. The Purchase Price will be paid pursuant to Section 2.04 and allocated as set forth in Section 2.03 of the Disclosure Schedule.

Section 2.04. Payment at Closing. At the Closing, the Acquiror will pay to the Sellers the Purchase Price (allocated among the Sellers as designated at least two (2) Business Days in advance of the Closing Date by the Sellers) as set forth in Section 2.03, by wire transfer of immediately available funds to one or more accounts designated by the Sellers at least two (2) Business Days prior to the Closing.

Section 2.05. Transactions; Closing Deliveries. (a) To document the transactions contemplated by this Agreement, at the Closing, the Sellers will deliver to the Acquiror:

(i) except as set forth in Section 2.05(d), all stock certificates evidencing the Transferred Shares, together with certified copies of the resolutions of the board of directors of the appropriate Transferred Company approving and authorizing the transfer thereof;

(ii) all instruments evidencing the Transferred Debt duly endorsed by the appropriate Seller, but without guarantee of payment, to the order of the Acquiror or its designee, together with in the case of each of (A) GEFA-Japan’s 2.25% guaranteed notes due April 30, 2008 and (B) the GECC Debt that does not consist of registered bonds (kimei-shasai), either (x) written notice of transfer duly executed by GECC or GE Capital Asia, as applicable, or (y) written notice of acceptance duly executed by GEFA-Japan, in either case, with a certified date (kakutei-hiduke); and

(iii) written resignations of each of the directors and statutory auditors of each of the Transferred Companies, other than those designated by the Acquiror by notice delivered to the Sellers at least five Business Days prior to the Closing Date.

(b) To further document the transactions contemplated by this Agreement, at or prior to the Closing, the Sellers (or one or more of their Affiliates, as applicable) and the Acquiror (or one or more of its Affiliates, as applicable) will enter into and deliver to each other (and/or their Affiliates, if applicable):

(i) the Hedging Payment and Reimbursement Guaranty;

(ii) the Notes Payment and Reimbursement Guaranty;

(iii) the Transition Services Agreement;

(iv) the Transitional Trademark License Agreement;

(v) the Computer Services Agreement;

(vi) the Intellectual Property Cross-License Agreement; and

(vii) an unconditional release (in form and substance reasonably satisfactory to the Sellers) of GEFAHI from its obligations under that certain Guaranty, dated as of June 19, 1998, in favor of AIG Financial Products Corp.

(c) In addition to the foregoing, at or prior to the Closing, (i) the Sellers will deliver to the Acquiror the certificates referred to in Sections 8.02(a)(iii) and 8.02(e)(ii), and (ii) the Acquiror will deliver to the Sellers the certificate referred to in Section 8.01(a)(iii).

(d) If the Sellers are unable to locate the stock certificates representing the GE Edison Services Shares following a diligent search after the date of this Agreement, then GEFAHI shall promptly following its determination that such stock certificates will not be found take such actions as are necessary to invalidate the existing stock certificates representing the GE Edison Services Shares and, as promptly as practicable following the Closing, to have GE Edison Services reissue new stock certificates (the “New Certificates”) representing the GE Edison Services Shares under the Commercial Code of Japan in such denominations as designated by the Acquiror. Pending the reissue of the New Certificates, GEFAHI shall ensure that the Acquiror (or its designee) shall enjoy following the Closing control over GE Edison Services as if the Acquiror (or its designee) were the sole record shareholder of GE Edison Services, and shall exercise its voting rights at a general meeting of GE Edison Services’ shareholders or otherwise in accordance with the Acquiror’s instructions. The Acquiror shall cooperate with GEFAHI through GE Edison in completing the requisite procedures for invalidating and reissuing the New Certificates and shall indemnify, defend and hold harmless the Sellers from and against any and all Losses suffered or incurred by the Sellers or any of their Affiliates arising solely and directly from holding the GE Edison Services Shares and exercising voting rights pursuant to the Acquiror’s instructions following the Closing. The Sellers shall indemnify, defend and hold harmless the Acquiror, its Affiliates and the Transferred Companies from and against any and all Losses suffered or incurred by the Acquiror, its Affiliates or any of the Transferred Companies arising solely and directly from the Sellers’ failure to transfer to the Acquiror the stock certificates representing the GE Edison Services Shares.

Section 2.06. Payments and Computations. All payments will be paid in Japan, by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment. All computations of interest will be made on the basis of a year of 365 days, in each case for the actual number of days (excluding the first day, but including the last day) occurring in the period for which such interest is payable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Acquiror as follows:

Section 3.01. Incorporation, Qualification and Authority of the Sellers. The Sellers are corporations duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of their incorporation or formation. The Sellers have all requisite power to operate their respective businesses as now conducted and are duly qualified as foreign corporations to do business, and, to the extent legally applicable, are in good standing, in each jurisdiction where the character of their respective owned, operated or leased properties or the nature of their respective activities makes such qualification necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect. The Sellers have all requisite power to enter into, consummate the transactions contemplated by and carry out their respective obligations under, the Transaction Agreements to which they are, or are intended by this Agreement to be, a party (the “Sellers Transaction Agreements”). The execution and delivery by each Seller of the Sellers Transaction Agreements to which such Seller is or will be a party and the consummation by such Seller of the transactions contemplated by, and the performance by such Seller of its obligations under, such Sellers Transaction Agreements have been duly authorized by all requisite action on the part of such Seller and its shareholders. This Agreement has been, and upon execution and delivery the other Sellers Transaction Agreements to which such Seller is or will be a party will be, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Acquiror) this Agreement constitutes, and upon execution and delivery thereof, each of the other Sellers Transaction Agreements will constitute, the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02. Incorporation, Qualification and Authority of the Transferred Companies. Each of the Transferred Companies is a corporation duly incorporated or organized and validly existing under the laws of Japan and has the requisite power and authority to operate its businesses as now conducted. Each of the Transferred Companies is duly qualified as a foreign corporation to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.03. Capital Structure of the Transferred Companies; Ownership and Transfer of the Transferred Securities. (a) Section 3.03(a) of the Disclosure Schedule sets forth (i) all the authorized Capital Stock of each of the Transferred Companies and (ii) the number of Equity Shares of each class or series of Capital Stock of each of the Transferred Companies that are issued and outstanding, together with the registered holder thereof. Except as set forth in Section 3.03(a) of the Disclosure Schedule, there are no shares of Capital Stock or other Equity Shares of any of the Transferred Companies issued and outstanding. All the outstanding Equity Shares of each of the Transferred Companies have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. Other than warrants to purchase 184 shares of series A preferred stock of GEFA-Japan held by GE Edison, there are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive (other than as required under the Commercial Code of

Japan), subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate any of the Transferred Companies to issue, sell, purchase, return or redeem any of their respective Equity Shares or securities convertible into or exchangeable for any of their respective Equity Shares, and there are no Equity Shares of any of the Transferred Companies reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of any of the Transferred Companies. The Sellers directly and indirectly (through ownership of the Transferred Companies) own all the outstanding Equity Shares of the Transferred Companies, free and clear of all Liens, other than any Liens arising as a result of the Transaction Agreements. Each Seller has the corporate power and authority to sell, convey, assign, transfer, and deliver the Transferred Shares to be sold, conveyed, assigned, transferred and delivered by it as provided in this Agreement, and such sale, conveyance, assignment, transfer and delivery will convey to the Acquiror title to such Transferred Shares, free and clear of any and all Liens, other than any Liens arising as a result of any agreement (other than the Transaction Agreements) of, or any Governmental Order binding on, the Acquiror or its designated assignee(s), but not the Sellers. Immediately after the Closing, the Acquiror (and/or any one or more assignees duly designated by the Acquiror pursuant to Section 11.07), will directly and indirectly (through ownership of the Transferred Companies) own all the outstanding Equity Shares of the Transferred Companies, free and clear of all Liens, other than any Liens arising as a result of any agreement (other than the Transaction Agreements) of, or any Governmental Order binding on, the Acquiror or its designated assignee(s), but not the Sellers. Except for this Agreement, there are no options, calls or warrants or other rights, agreements, arrangements or commitments obligating any Seller to sell any of the Transferred Shares or GE Edison to sell any of the Toho Shinyo Shares. Except for this Agreement or as set forth in Section 3.03(a) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Transferred Shares. The Transferred Companies have no Subsidiaries (except for a Transferred Company) and no Controlling interest in any other Person.

(b) Section 3.03(b) of the Disclosure Schedule sets forth a description of all issued and outstanding indebtedness for borrowed money of the Transferred Companies that is owned by any Seller or any of their Affiliates, together with the registered holder thereof. Except as set forth in Section 3.03(b) of the Disclosure Schedule, there is no indebtedness for borrowed money of any of the Transferred Companies directly or indirectly held by any Seller or any of their Affiliates. All the Transferred Debt has been duly authorized and validly issued and none of the Transferred Debt was issued in violation of any agreement or instrument binding on any Transferred Company. There are no options, calls, warrants or convertible or exchangeable securities, or other rights, or agreements, arrangements or commitments obligating or which may obligate (i) any of the Sellers to sell or transfer any of the Transferred Debt (other than this Agreement) or (ii) any of the Transferred Companies to redeem or repurchase any of the Transferred Debt prior to maturity. The Sellers directly own all the Transferred Debt, free and clear of all Liens, other than any Liens arising as a result of any agreement (other than this Agreement) of, or any Governmental Order binding on, the Acquiror or its designated assignee(s), but not the Sellers. Each Seller has the corporate power and authority to sell, convey, assign, transfer, and deliver the Transferred Debt to be sold, conveyed, assigned, transferred and delivered by it as provided in this Agreement, and such sale, conveyance, assignment, transfer and delivery will convey to the Acquiror title to such Transferred Debt, free and clear of any and all Liens, other than any Liens arising as a result of any agreement (other than this Agreement) of, or any Governmental Order binding on, the Acquiror or its designated assignee(s), but not the Sellers. Immediately after the Closing, (i) the Acquiror (and/or any one or more assignees duly designated by the Acquiror pursuant to Section 11.07) will directly own all the Transferred Debt, free and clear of all Liens, other than any Liens arising as a result of any agreement (other than this Agreement) of, or any Governmental Order binding on, the Acquiror or its designated assignee(s), but not the Sellers and (ii) no indebtedness for borrowed money of the Transferred Companies will be owned, beneficially or of record, by any of the Sellers or their respective Affiliates. Except for this Agreement, there are no options, calls or warrants or other rights, agreements, arrangements or commitments obligating any Seller to sell any of the Transferred Debt.

(c) Immediately following the Closing, none of the Sellers or any of their Affiliates will have any claims with respect to the Transferred Securities (except for any claims for indemnification under Section 10.02 that may arise following the Closing), or to any interest, dividends or other distributions in respect thereof.

(d) None of the Sellers nor any of their Affiliates (including the Transferred Companies) are parties to any binding agreement that would require the outstanding subordinated debt of GE Edison that was originated in connection with the acquisition and subsequent merger of Saison Life to be accelerated or become due and payable prior to its scheduled maturity, other than pursuant to its terms.

Section 3.04. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, except as set forth in Section 3.04 of the Disclosure Schedule or as otherwise provided in this Article III and except as may result from any facts or circumstances solely relating to the Acquiror or its Affiliates (as opposed to any other third party), the execution, delivery and performance by the Sellers of, and the consummation by the Sellers of the transactions contemplated by, the Sellers Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of any of the Sellers or the Transferred Companies, (b) conflict with or violate any Law or other Governmental Order applicable to any of the Sellers or the Transferred Companies or by which any of them or any of their respective properties or assets is bound or affected, or (c) result in any breach of or loss of any contractual benefit under, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of any of the Sellers or any of the Transferred Companies pursuant to, or require any consent or approval which has not been obtained with respect to, or the payment of any penalty or liquidated damages under, any note, bond, loan or credit agreement mortgage, indenture, contract, agreement, lease, license, permit franchise or other material instrument to which any of the Transferred Companies is a party or by which any of them or any of their respective properties or assets is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, loss of contractual benefits, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.05. Consents and Approvals. Except as set forth in Section 3.05 of the Disclosure Schedule, or as may result from any facts or circumstances solely relating to the Acquiror or its Affiliates (as opposed to any other third party), the execution and delivery by the Sellers of the Sellers Transaction Agreements do not, and the performance by the Sellers of, and the consummation by the Sellers of the transactions contemplated by, the Sellers Transaction Agreements will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority to be obtained or made by any of the Sellers or the Transferred Companies (each, a “Governmental Approval”) that is material or any Governmental Approvals the failure to obtain or make any or all of which could reasonably be expected to prevent or delay the consummation by the Sellers of the transactions contemplated by, or the performance by the Sellers of any of their obligations under, any of the Sellers Transaction Agreements.

Section 3.06. Financial Information; Absence of Undisclosed Liabilities. (a) Section 3.06(a) of the Disclosure Schedule sets forth the statutory statements, in each case together with the exhibits, schedules and notes thereto of GE Edison as, at and for the indicated dates and periods filed with the FSA (collectively, the “Statutory Statements”), and the balance sheets of each of the Transferred Companies as at the indicated dates and the related statements of income of each of the Transferred Companies for the indicated periods (such balance sheets and statements of income, together with the Statutory Statements, collectively, the “Financial Statements”). Except as set forth in Section 3.06(a) of the Disclosure Schedule, each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with Japanese GAAP (or, in the case of GE Edison Services, in accordance with United States GAAP) subject to normal year-end adjustments in the case of the unaudited statements) consistently applied and in conformity with the practices consistently applied by the Transferred Companies without modification of the accounting principles used in the preparation thereof, and presents fairly the financial position and results of operations of the applicable Transferred Companies as at the respective dates and for the respective periods indicated, in accordance with Japanese GAAP or, in the case of GE Edison Services, United States GAAP. Section 3.06(a) of the Disclosure Schedule also sets forth any opinions of the statutory auditor and the external auditor filed with the Statutory Statements.

(b) Except as set forth in Section 3.06(b) of the Disclosure Schedule or in the Financial Statements and except for liabilities and obligations of a type required to be disclosed on a balance sheet prepared in accordance with Japanese GAAP (or, in the case of GE Edison Services, in accordance with United States GAAP) incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements and not in violation of this Agreement, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Sellers, there are no liabilities or obligations of the Transferred Companies of any nature (whether accrued, absolute, contingent or otherwise), whether or not required to be reflected on a balance sheet prepared in accordance with Japanese GAAP (or, in the case of GE Edison Services, United States GAAP).

Section 3.07. Absence of Certain Changes. Except as set forth in Section 3.07 of the Disclosure Schedule or as expressly contemplated by this Agreement, since March 31, 2003 (and since December 31, 2002 in the case of GE Edison Services and February 28, 2003 in the case of GEFA-Japan) the Transferred Companies have conducted their businesses in the ordinary course consistent with past practice, and there has not occurred any event or events that (a) individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect or (b) had such event or events occurred after the date of this Agreement, would have constituted a breach by the Sellers of clause (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) (except in so far as it relates to contracts set forth on Section 8.02(b) of the Acquiror Disclosure Schedule), (xiv) or (xv) of Section 5.01.

Section 3.08. Absence of Litigation. As of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, except as set forth in Section 3.08 of the Disclosure Schedule, there are no Actions (other than claims under policies and certificates of insurance within applicable policy limits) pending or, to the Knowledge of the Sellers, threatened (i) against any of the Transferred Companies that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect, or (ii) that questions the validity of, or seeks injunctive relief with respect to, any of the Sellers Transaction Agreements or the right of the Sellers to enter into any of the Sellers Transaction Agreements.

Section 3.09. Compliance with Laws. Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered in Section 3.12), none of the Transferred Companies is in violation of any Laws or Governmental Orders applicable to it or its assets, properties or businesses (including any Laws regulating the insurance business and any Laws prohibiting payments to officials of Governmental Authorities and other third persons), except for violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as set forth in Section 3.09 of the Disclosure Schedule, none of the Transferred Companies is a party to, or bound by, any Governmental Order.

Section 3.10. Governmental Licenses and Permits. (a) Excluding Environmental Permits (which are covered in Section 3.12), each of the Transferred Companies holds all material governmental qualifications, registrations, filings, licenses, permits, orders, approvals or authorizations necessary to conduct its businesses and to own or use its assets and properties, as such businesses, assets and properties are conducted, owned and used on the date hereof (collectively, the “Material Permits”).

(b) All Material Permits are valid and in full force and effect. Excluding Environmental Permits (which are covered in Section 3.12), none of the Transferred Companies is in default or violation, in any material respect, of any of the Material Permits. (i) No Material Permit of any Transferred Company has been revoked, suspended, non-renewed, terminated or materially impaired in any manner since January 1, 2000, (ii) none of the Transferred Companies currently is the subject of any pending or, to the Knowledge of the Sellers, threatened Action seeking the revocation, suspension, non-renewal, termination, modification or impairment of any Material Permit, and (iii) to the Knowledge of the Sellers, there is no existing condition of any Transferred Company, nor has any Transferred Company received any notice from any Governmental Authority of any fact or condition, which, if left uncured, would result in the revocation, material limitation, suspension or non-renewal of any Material Permit. None of the Transferred Companies is operating under a Governmental Order or voluntary agreement with the insurance regulatory authorities of any jurisdiction in which it now holds a Material Permit which restricts its authority to do the business authorized pursuant to such Material Permit or which would materially and adversely impact the consummation of the transactions contemplated hereby. Subject to obtaining the consents set forth in Section 3.05 of the Disclosure Schedule, none of the Material Permits will be subject to revocation, suspension, non-renewal, withdrawal, termination or material modification as a result of the consummation of the transactions contemplated hereby.

(c) Except for limitations imposed by applicable Law or otherwise applicable to insurance companies generally, there is no Governmental Order or, to the actual knowledge as of the date hereof of the individuals identified in the definition of “Knowledge of the Sellers” set forth on Exhibit A, arrangement or understanding between any of the Sellers or the Transferred Companies, on the one hand, and any Governmental Authority, on the other hand, relating to: (i) the prohibition or restriction of the payment of shareholder dividends or interest, as the case may be, pursuant to the terms of any security of any of the Transferred Companies; (ii) the imposition on GE Edison of any obligation or requirement with respect to the payment of policyholder dividends, including in connection with the payment of shareholder dividends; (iii) the capital structure or ownership of the Transferred Companies or deduction from capital; or (iv) other than consistent with past practice, credit for Investment Assets for purposes of the calculation of the Solvency Margin Ratio.

Section 3.11. Intellectual Property. (a) Section 3.11(a)(i) of the Disclosure Schedule sets forth a true and complete list of all (x) registered Copyrights, registered Trademarks, and Patent Rights owned by each of the Transferred Companies (“Registered Intellectual Property”) and (y) proprietary Software owned by each of the Transferred Companies that is material to the operation by the Transferred Companies of their respective businesses as conducted on the date of this Agreement. Except as set forth in Section 3.11(a)(ii) of the Disclosure Schedule, each of the Transferred Companies either owns, free and clear of any Liens, or has the perpetual right to use without payment of any material amount to a third party, all Intellectual Property in use by it that is material to the operation of its business as conducted on the date of this Agreement. Section 3.11(a)(ii) of the Disclosure Schedule sets forth a true and complete list of all written agreements to which any of the Transferred Companies is a party that relate to the use by it of any Intellectual Property that is material to its business as conducted on the date of this Agreement, excluding (A) written agreements from any current or former employee and any written agreements from agents, consultants, contractors or others who have provided products or performed services as works for hire and (B) any shrink wrap agreements or click wrap agreements licensing rights in commercially available Software.

(b) As of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, (i) neither the Sellers nor any of the Transferred Companies has received any written claim or notice from any Person that any of the Transferred Companies is engaging in any activity that infringes upon, violates, dilutes or misappropriates any Intellectual Property right of any Person nor, to the Knowledge of the Sellers, has any Person threatened to make such a claim, (ii) there are no infringement suits, actions or proceedings pending or, to the Knowledge of the Sellers, threatened against any of the Transferred Companies with respect to any Intellectual Property used or owned by it, and (iii) to the Knowledge of the Sellers, none of the employees, agents, consultants, contractors or others who have contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of any of the Transferred Companies have any right, title or interest in or to any of the Intellectual Property owned by such Transferred Company that is material to the operation of its business as conducted on the date of this Agreement.

(c) (i) The Registered Intellectual Property material to the operation of its business is valid and enforceable in all material respects, and, to the Knowledge of the Sellers, is not, as of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, the subject of any pending opposition proceedings, pending cancellation proceedings, pending interference proceedings, pending lawsuit naming any of the Transferred Companies as a party or other pending challenges or proceedings, (ii) each of the Transferred Companies has taken all commercially reasonable actions necessary to protect such Registered Intellectual Property, and (iii) to the Knowledge of the Sellers, neither the Sellers nor any of the Transferred Companies has, through any action or omission, impaired or otherwise adversely affected in any material respect the rights of any of the Transferred Companies in any of such Registered Intellectual Property.

(d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, immediately after the Closing, after giving effect (x) to the transactions and terminations contemplated by Sections 5.07, 5.08 and 5.11 and (y) to the rights and services to be provided under the Computer Services Agreement, the Transition Services Agreement and the Transitional Trademark License Agreement (the “Transitional Agreements”) and the Intellectual Property Cross-License Agreement, the Transferred Companies shall have rights to all Intellectual Property (at least, with regard to the Intellectual Property covered by the Transitional Agreements, during the respective terms of such Transitional Agreements, but excluding any rights or services that the Acquiror declines, or has declined, to accept from the Sellers under, or that are expressly excluded from the coverage of, such Transitional Agreement or Intellectual Property Cross-License Agreement) sufficient, without the imposition of any material restriction, the payment of any material amount or the taking of any material action that was not imposed, required to be paid or required to be taken, respectively, on or by any Transferred Company prior to the Closing Date (except as otherwise provided in the Transitional Agreements), to allow them to operate their respective businesses in the ordinary course and consistent with past practice in all material respects without infringing the Intellectual Property rights of any other Person or breaching in any material respect any of the contractual obligations of the Transferred Companies or of the Sellers. In addition, the Sellers represent and warrant to the Acquiror that each item identified by an asterisk on Section 3.11(d) of the Disclosure Schedule is shrink-wrap agreements or click-wrap agreements licensing rights in commercially available Software.

Section 3.12. Environmental Matters. Except as set forth in Section 3.12 of the Disclosure Schedule: (i) none of the Owned Real Properties or, to the Knowledge of the Sellers, the Leased Real Properties (together with the Owned Real Properties, the “Real Properties”) is, as of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, subject to a written notice, request for information or order from or agreement with a Governmental Authority or third party respecting the release or threatened release of a Hazardous Material into the environment or the violation of any Environmental Law; (ii) there has been no release, discharge or disposal of Hazardous Materials on, at or under the Owned Real Properties (or any real property formerly owned by the

Transferred Companies during the period that it was owned by any Transferred Company) or, to the Knowledge of the Sellers, the Leased Real Properties (or any real property formerly leased by the Transferred Companies during the period that it was leased by any Transferred Company), or arising out of the conduct by the Transferred Companies of their respective businesses, that would reasonably be expected to result in the imposition of any material liability to the Transferred Companies under the Environmental Laws; (iii) to the Knowledge of the Sellers, there has been no release, discharge or disposal of a Hazardous Material at parcels of real property other than any real property referred to in item (ii) that would reasonably be expected to have a material and adverse effect on any Owned Real Property or any Leased Real Property; (iv) none of the Owned Real Properties or, to the Knowledge of the Sellers, the Leased Real Properties is subject to any Lien in favor of any Governmental Authority for (A) material liability under any Environmental Laws or (B) material costs incurred by a Governmental Authority in response to a release or threatened release of a Hazardous Material into the environment; (v) with respect to the Owned Real Properties or, to the Knowledge of the Sellers, the Leased Real Properties, or the operation by the Transferred Companies of their respective businesses thereon, there are no material judicial or administrative proceedings pending or, to the Knowledge of the Sellers, threatened arising under or relating to an Environmental Law or making any claim based on an Environmental Law for personal injury, wrongful death or property damage; (vi) the Transferred Companies have operated and are operating their respective businesses in compliance in all material respects with applicable Environmental Laws; and (vii) the Transferred Companies have obtained all material Environmental Permits that are necessary to the operation of their respective businesses as conducted on the date of this Agreement, all such material Environmental Permits are in good standing and the Transferred Companies are in compliance in all material respects with their terms and conditions.

Section 3.13. Material Contracts. (a) Section 3.13(a) of the Disclosure Schedule lists each of the Material Contracts as in effect on the date of this Agreement and, in the case of each Material Contract evidencing indebtedness for borrowed money or an intercompany obligation, the outstanding principal amount thereof as of the date indicated in such section of the Disclosure Schedule.

(b) Each Material Contract is a legal, valid and binding obligation of a Transferred Company, and, to the Knowledge of the Sellers, each other party to such Material Contract, and is enforceable against a Transferred Company, as applicable, and, to the Knowledge of the Sellers, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general principles of applicable Laws such as prohibition of abuse of rights (kenriranyo-no-kinshi) and principles of trust (shingiseijitsu-no-gensoku) (including general equitable or similar principles whether or not such enforceability is considered in a proceeding at Law or in equity), and none of the Transferred Companies or, to the Knowledge of the Sellers, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of the Sellers, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both), or give to the other party thereto any rights of termination, amendment, acceleration or cancellation of, or result in the payment of any penalty or liquidated damages, under a Material Contract.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, immediately after the Closing, after giving effect to the transactions and terminations contemplated by Sections 5.07 and 5.08 and to the Computer Services Agreement, the Transition Services Agreement and the Transitional Trademark License Agreement, the Transferred Companies shall have all contractual rights (at least during the terms of the Computer Services Agreement, the Transition Services Agreement and the Transitional Trademark License Agreement, but, in each case, excluding any rights or services that the Acquiror declines, or has declined, to accept from the Seller under, or that are expressly excluded from the coverage of, any such Transaction Agreement) sufficient, without the imposition of any restriction, the payment of any amount or the taking of any action that was not imposed, required to be paid or required to be taken, respectively, on or by any of the Transferred Companies prior to the Closing Date (except in each case as otherwise provided in the Computer Services Agreement, the Transition Services Agreement and the Transitional Trademark License Agreement), to allow them to operate their respective businesses in the ordinary course and consistent with past practice in all material respects without breaching in any material respect any of the contractual obligations of the Transferred Companies or of the Sellers.

Section 3.14. Employee Benefits.

Section 3.15. Insurance Issued by GE Edison. Except as set forth in Section 3.15 of the Disclosure Schedule:

(a) GE Edison is in material compliance with, and adheres to in all material respects, its underwriting guidelines set forth in (i) the policy handling manual (Keiyaku-Toriatsukai-no-Tebiki) applicable to GE Edison and (ii) any other underwriting guidelines applicable to GE Edison;

(b) All insurance contract benefits due and payable by or on behalf of GE Edison have in all material respects been paid in accordance with the terms of the insurance contracts under which they arose, except for such benefits for which GE Edison believes there is a reasonable basis to contest payment;

(c) All forms of insurance policies (including all agreements, documents and instruments related thereto have been approved by the FSA, where required by the IB Law to be so approved, subject to such exceptions that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, and all such forms comply in all material respects with, and have been administered by GE Edison in all material respects with, the IB Law;

(d) Any premium rates for insurance policies of GE Edison that are required under the IB Law to be filed with or approved by the FSA (and any material contracts to which GE Edison is a party that is required under the IB Law to be filed with or approved by the FSA) have been so filed or approved, and such rates charged by GE Edison conform in all material respects thereto subject to such exceptions that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect;

(e) As of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, there are no outstanding disputes with current or former agents or brokers of GE Edison concerning commissions except for such disputes that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect;

(f) Except for claims and assessments generally applicable to life insurers in Japan that are imposed after the date hereof, as of (x) the date of this Agreement and (y) the earlier of (1) the date which is 120 days after the date of this Agreement and (2) the Closing Date, there are no unpaid claims or assessments under the IB Law by the FSA or any other Governmental Authority against GE Edison and no such claim or assessment is pending and no written notice of any such claim or assessment has been received by GE Edison or any of the Sellers, and to the Knowledge of the Sellers, there is no reasonable basis for the assertion of any such claim or assessment against GE Edison by the FSA or any other Governmental Authority;

(g) All violations (if any) of FSA approvals (including FSA approvals of business method manuals (jigyou-houhou-sho) and technical manuals (shanshutu-houhou-sho) of GE Edison) by GE Edison occurring after December 31, 1999, where required to be reported by the IB Law, have been reported to the FSA, and all material correspondences with the FSA in connection with material violations of FSA approvals since December 31, 1999 have been made available for inspection by the Acquiror; and

(h) Other than GE Edison, none of the Transferred Companies conducts any business for which an insurance license would be required, and none of the Transferred Companies underwrites or markets insurance products outside of Japan.

Section 3.16. Reinsurance. Section 3.16 of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all reinsurance and retrocessional treaties and agreements to which any Transferred Company is a party and has any existing rights or obligations, each of which treaties and agreements is in full force and effect. True and complete copies of all such treaties and agreements have been made available to the Acquiror. Except as set forth in Section 3.16 of the Disclosure Schedule or except as, individually or in the aggregate, would not, or would not reasonably be expected to, have a Material Adverse Effect, (a) no Transferred Company is in default under any such reinsurance treaty or agreement where such default gives rise to any right of termination, acceleration or cancellation to the other party or parties thereto and (b) all reinsurance premiums due under such reinsurance treaties or agreements have been paid in full or were adequately accrued or reserved for by each Transferred Company. To the actual knowledge of the persons listed in the definition of “Knowledge of the Sellers”, all amounts recoverable under reinsurance, coinsurance or other similar contracts to which any of the Transferred Companies is a party (including amounts based on paid and unpaid losses) are fully collectible. As of (x) the date of this Agreement and (y) the earlier of (1) the date which is 90 days after the date of this Agreement and (2) the Closing Date, except as set forth in Section 3.16 of the Disclosure Schedule, there are no pending or, to the

Knowledge of the Sellers, threatened, Actions with respect to any reinsurance or retrocessional treaties or agreements.

Section 3.17. Ratings. As of the date hereof: (a) the insurance or insurer financial strength of GE Edison is rated Aa2, AA- and AA by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Service and Japan Credit Agency Ltd. (collectively, the “Rating Agencies”), respectively, and (b) except as set forth in Section 3.17(b) of the Disclosure Schedule, (i) no Rating Agency has publicly announced, provided written notice or, to the Knowledge of the Sellers, provided oral notice to the Sellers or any of the Transferred Companies that it has under surveillance or review for a possible downgrading of its rating of the insurance and insurer financial strength or claims paying ability of GE Edison and (ii) none of the Sellers and the Transferred Companies has received any written notice or, to the Knowledge of the Sellers, oral notice from any Rating Agency to the effect that any rating specified in clause (a) above is likely to be modified, qualified or lowered or that such Rating Agency disapproves of, or has any concern with respect to, the existing capital structure of the Transferred Companies.

Section 3.18. Investment Assets. The Sellers have made available to the Acquiror a true and complete list of all investment assets owned beneficially or of record by GE Edison (whether or not required by Japanese GAAP or United States GAAP to be reflected on a balance sheet), including bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives, real property and all other assets acquired for investment purposes (“Investment Assets”) as of March 31, 2003. Except as set forth in Section 3.18 of the Disclosure Schedule, as of March 31, 2003, (i) GE Edison has title to each of the Investment Assets, free and clear of any Liens other than Permitted Liens, and (ii) none of the Investment Assets (other than Investment Assets comprising personal loans) is in default in the payment of principal or interest or dividends or, to the Knowledge of Sellers, permanently impaired to any extent. The acquisition by GE Edison of all Investment Assets complied in all material respects with all applicable Laws.

Section 3.19. Insurance. Section 3.19(a) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all current policies of property and liability insurance covering the Transferred Companies, other than those insurance policies maintained by a Transferred Company solely for its own benefit and Section 3.19(b) of the Disclosure Schedule sets forth a true and complete list of all such current property and liability insurance policies maintained by a Transferred Company solely for its own benefit. Each of the Transferred Companies is, and at all times since January 1, 2000, has been, covered on an uninterrupted basis by valid and effective insurance policies or binders which are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination, revocation or limitation or other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by any Transferred Company or any Seller and, to the Knowledge of the Sellers, none of the Transferred Companies is in default of any provision thereof, except for such defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.20. Property. (a) Section 3.20(a) of the Disclosure Schedule sets forth all real properties owned beneficially or of record by the Transferred Companies (individually, an “Owned Real Property” and collectively the “Owned Real Properties”). The relevant Transferred Company has ownership title (shoyu-ken) to each of the Owned Real Properties, free and clear of all Liens except for Liens set forth in Section 3.20(a) of the Disclosure Schedule and Permitted Liens. Excluding Environmental Laws (which are covered in Section 3.12), each Owned Real Property is in compliance in all material respects with all applicable Laws concerning the applicable Owned Real Property. Except as set forth in Section 3.20(a) of the Disclosure Schedule, no Owned Real Property has, since the date that such Owned Real Property was acquired by the applicable Transferred Company, suffered any casualty event (which, for the avoidance of doubt, shall not include damage arising from ordinary wear and tear) that will cost (after giving effect to any amounts reasonably expected to be recovered under any applicable insurance policy) more than ¥75,000,000 to repair and restore to the condition of the Owned Real Property immediately prior to the occurrence of the casualty event (or, if such condition did not meet the minimum standards required to comply with applicable building codes, to a condition that would so comply) that has not been so repaired and restored as of the date hereof. Section 3.20(a) of the Disclosure Schedule includes a true, correct and complete list of all mortgages, deeds of trust, deeds to secure debt or other liens securing payment of borrowed money (collectively, the “Mortgages”) to which any of the Transferred Companies is a party as mortgagor, trustor or obligor (including the current principal balance of each of the Mortgages).

(b) Section 3.20(b) of the Disclosure Schedule sets forth all real property leased as of the date hereof by the Transferred Companies, as lessee (individually, a “Real Property Lease” and collectively, the “Real Property Leases”; with the real properties specified in such leases being referred to herein individually as a “Leased Real Property” and collectively as the “Leased Real Properties”). The Transferred Companies have a valid and enforceable leasehold interest (chinshaku-ken) under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of applicable Law such as prohibition of abuse of rights (kenriranyo-no-kinshi) and principles of trust (shingisejitsu-no-gensoku) (including general equitable or similar principles whether or not enforcement is sought in a proceeding at Law or in equity), and none of the Sellers or the Transferred Companies has received any written notice of any default under any Real Property Lease, and to the Knowledge of the Sellers, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a default by the Transferred Companies under any of the Real Property Leases, except such defaults that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect. Except as set forth in Section 3.20(b) of the Disclosure Schedule, none of the Transferred Companies has assigned, sublet, transferred, disposed of, or permitted to exist any Lien, except for Permitted Liens, on its interest in any Real Property Lease.

(c) Each of the Transferred Companies is in possession of and has title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the conduct of its businesses, including all tangible personal property reflected on the Financial Statements, other than property disposed of since the date thereof in the ordinary course of business and tangible personal property acquired since such date. Such tangible personal property is free and clear of all Liens, other than Permitted Liens, and, immediately after the Closing, after giving effect to the transactions and terminations contemplated by Sections 5.07 and 5.08 and to the Computer Services Agreement and the Transition Services Agreement, will be, in the aggregate, sufficient to allow the Transferred Companies to operate their respective businesses in the ordinary course and consistent with past practice in all material respects (at least during the terms of the Computer Services Agreement and the Transition Services Agreement, but, in each case, excluding any rights or services that the Acquiror declines, or has declined, to accept from the Sellers under, or that are expressly excluded from the coverage of, any such Transaction Agreement), without the imposition of any restriction, the payment of any amount to any third party or the taking of any action that was not imposed, required to be paid or required to be taken, respectively, prior to the Closing Date (except in each case as otherwise provided in the Computer Services Agreement and the Transition Services Agreement).

Section 3.21. Taxes. Except as set forth in Section 3.21 of the Disclosure Schedule:

(a) (i) All material Tax Returns required to be filed by or on behalf of the Transferred Companies have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and (ii) all amounts shown on such Tax Returns as due have been fully and timely paid.

(b) The Transferred Companies have complied in all material respects with all applicable Laws relating to the withholding of Taxes with respect to employee salaries, wages and other compensation and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c) The Transferred Companies have complied in all material respects with all applicable Laws relating to withholding of Taxes other than those described in Section 3.21(b) and have duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(d) All material deficiencies asserted or assessments made, as a result of any examinations by any Tax Authority of Tax Returns of or covering the Transferred Companies, have been fully paid or are being contested in good faith and adequate reserves have been established on the applicable Financial Statements in connection therewith, and no other audits or investigations by any Tax Authority relating to any Tax Returns of or covering the Transferred Companies are in progress with respect to which the Transferred Companies or the Sellers have received written notice thereof from a Tax Authority.

(e) None of the Transferred Companies is a party to any Tax sharing or similar Tax agreements (relating to sharing of consolidated, combined or unitary Taxes among members of a consolidated, combined or unitary group) pursuant to which they will have any obligation to make any material payments after the Closing Date.

Section 3.22. Brokers. Neither the Sellers nor any of their Affiliates has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which the Acquiror or any of its Affiliates has or could have any liability.

Section 3.23. Reserves. The actuarial reserves (Hoken Keiyaku Junbikin) of GE Edison reflected in the Financial Statements were computed on the basis of generally accepted actuarial standards consistently applied throughout the specified period and (a) as to the liability reserve (Sekinin Junbikin), were determined in accordance with the applicable Premium and Reserve Calculation Method Manual (Hokenryou Oyobi Sekinin Junbikin Sanshutsu Houhousho), as approved by the FSA, and (b) as to the outstanding claims reserve (Shiharai Bikin) and policy dividend reserves (Keiyakusha Haito Junbikin), were determined under applicable principles in the IB Law. No representation or warranty is hereby made as to the adequacy or sufficiency of reserves or, except as set forth in Section 3.16, the collectibility of amounts under any reinsurance treaties or agreements, and nothing in this Agreement (including without limitation Section 3.06, but excluding Section 3.16 solely with respect to collectibility of reinsurance) shall be deemed to constitute such a representation or warranty.

Section 3.24. Unpaid Claims. Section 3.24 of the Disclosure Schedule sets forth a complete and accurate list of all policyholder or group certificate holder claims for benefits pursuant to policy provisions against GE Edison that were unpaid as of March 31, 2003, where the amount claimed by a particular policyholder or certificate holder net of reinsurance exceeds ¥50,000,000, or, where the aggregate amount of such claim is not determinable and there is a specific reserve established with respect to such claim, the amount of such reserve exceeds ¥50,000,000.

Section 3.25. Solvency Margin Ratio. Section 3.25 of the Disclosure Schedule sets forth true and complete copies of all analyses and reports submitted by GE Edison to the FSA during the past 12 months relating to the Solvency Margin Ratio. To the actual knowledge as of the date hereof of the Persons identified in the definition of “Knowledge of the Sellers” set forth on Exhibit A, the Sellers have disclosed in writing to the Acquiror any arrangements or understandings between any of the Sellers or the Transferred Companies, on the one hand, and any Governmental Authority, on the other hand, regarding the Solvency Margin Ratio of GE Edison.

Section 3.26. Actuarial Reports. The Sellers have made available to the Acquiror a true and complete copy of (a) the actuarial report prepared by Tillinghast & Co., dated February 11, 2003, (b) the Tillinghast Corporate Model spreadsheet relating thereto as provided to the Sellers by Tillinghast & Co., (c) all addenda, supplements and modifications to the items described in clauses (a) and (b) above, and (d) the ALFA Model relating to the actuarial report referred to in clause (a) above (collectively, the “Actuarial Analyses”). The information prepared by GE Edison for use in the preparation of the Actuarial Analyses was, as of the date of delivery to Tillinghast & Co., believed by GE Edison in good faith to be reasonable.

Section 3.27. Absence of Undisclosed Policyholder Dividend Obligations and Agreements. Except as set forth in Section 3.27 of the Disclosure Schedule and except as expressly set forth in its insurance policies, GE Edison is not (i) obligated to pay dividends to policyholders (nor has it agreed or entered into any commitment to pay dividends to policyholders) or (ii) a party to a written agreement with policyholders regarding waiver of surrender charges.

Section 3.28. Regulatory Filings. The Sellers have made available for inspection by the Acquiror (i) each annual statement filed with or submitted to the FSA by GE Edison since December 31, 1999, (ii) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of GE Edison issued by the FSA since December 31, 1999 and (iii) all other material filings or submissions made by GE Edison with the FSA since December 31, 1999. All material deficiencies or violations noted in the examination reports described in clause (ii) above have been resolved to the material satisfaction of the FSA. The Transferred Companies have each filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority since December 31, 1999. All such registrations, reports, statements, documents, filings and submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any such Governmental Authority or other regulatory body with respect to such registrations, filings or submissions that have not been satisfied.

Section 3.29. Saison Life. Except as set forth in Section 3.29 of the Disclosure Schedule, to the Knowledge of the Sellers, no matter, event or thing has occurred or exists that would give rise to a claim by GE Edison for indemnification under the stock purchase agreement (Kabushiki-Kohnyu-Keiyaku), dated as of February 7, 2002, by and among GE Edison and Credit Saison Co. Ltd and other sellers.

Section 3.30. Tax “Hold Harmless” Agreements. There are no material “hold harmless” indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by any of the Transferred Companies and there have been no claims asserted by any Person under any “hold harmless” indemnification agreements set forth in the Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to the Sellers as follows:

Section 4.01. Incorporation and Authority of the Acquiror. The Acquiror is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power to enter into this Agreement and each of the other Transaction Agreements to which the Acquiror is intended by this Agreement to be a party (the “Acquiror Transaction Agreements”) and to consummate the transactions contemplated by, and to carry out its obligations under, the Acquiror Transaction Agreements. The execution and delivery of the Acquiror Transaction Agreements by the Acquiror, the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, the Acquiror Transaction Agreements have been duly authorized by all requisite action on the part of the Acquiror. This Agreement has been, and upon execution and delivery, the other Acquiror Transaction Agreements will be, duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the Sellers, as applicable) this Agreement constitutes, and upon execution and delivery thereof, each of the other Acquiror Transaction Agreements will constitute the legal, valid and binding obligation of the Acquiror enforceable against the Acquiror in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.02. Qualification of the Acquiror. The Acquiror has all requisite power and authority to operate its business as now conducted and is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for such failures as would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Acquiror Transaction Agreements.

Section 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to the Sellers or the Transferred Companies, the execution, delivery and performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Acquiror Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of the Acquiror, (b) conflict with or violate any Law or other Governmental Order applicable to the Acquiror, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Acquiror or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Acquiror Transaction Agreements.

Section 4.04. Consents and Approvals. Except as set forth in Section 4.04 of the Acquiror Disclosure Schedule, or as may result from any facts or circumstances solely relating to the Sellers or their Affiliates (as opposed to any other third party), the execution and delivery by the Acquiror of the Acquiror Transaction Agreements do not, and the performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Acquiror Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) those set forth in Section 4.04 of the Acquiror Disclosure Schedule and (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Acquiror from consummating the transactions contemplated by or performing any of its material obligations under the Acquiror Transaction Agreements.

Section 4.05. Securities Matters. The Transferred Securities are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of the Transferred Securities or any interest in them. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Securities, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Transferred Securities. The Acquiror understands and agrees that it may not sell or dispose of any of the Transferred Securities other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable foreign securities laws.

Section 4.06. Financial Ability. The Acquiror has, and will have at the Closing, the financial ability to consummate the transactions contemplated by this Agreement.

Section 4.07. Investigation. The Acquiror acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transferred Companies and their respective businesses. The Acquiror further acknowledges and agrees that the only representations, warranties, covenants and agreements made by the Sellers are the representations, warranties, covenants, and agreements made in the Transaction Agreements and the Sellers make no other express or implied representation or warranty with respect to the Transferred Companies or their respective businesses or otherwise or with respect to any other information provided by the Sellers or any of their Affiliates or Representatives. The Acquiror has not relied upon any other representations or other information made or supplied by or on behalf of Sellers or by any Affiliate or Representative of the Sellers.

Section 4.08. Brokers. Neither the Acquiror nor any of its Affiliates has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which the Sellers or any of their Affiliates have or could have any liability.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of Business Prior to the Closing. Except as otherwise contemplated by or necessary to effectuate the Transaction Agreements (other than as to clause (ix) below) and except for matters identified in Section 5.01 of the Disclosure Schedule, from the date of this Agreement through the Closing, unless the Acquiror otherwise consents in advance (and the response by the Acquiror to any request for such consent shall not be unreasonably delayed), the Sellers will consult with the Acquiror with respect to material operational matters concerning the respective businesses conducted by the Transferred Companies, and will cause the Transferred Companies to (a) conduct their businesses in the ordinary course consistent with past practice, subject to applicable fiduciary obligations, (b) use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of officers and key employees, consultants and agents of their businesses and to maintain the current significant business relationships and goodwill with the policyholders, agents, brokers, distributors and other customers, suppliers and service providers of and to their businesses, and (c) not do any of the following:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of any of the Transferred Companies;

(ii) repurchase, redeem, repay or otherwise acquire any outstanding Equity Shares or other securities of any of the Transferred Companies (including the Transferred Debt);

(iii) transfer, issue, sell or dispose of any Equity Shares or other securities of any of the Transferred Companies (including the Transferred Debt) or grant options, warrants, calls or other rights to purchase or otherwise acquire Equity Shares or other securities of any of the Transferred Companies (including the Transferred Debt);

(iv) effect any recapitalization, reclassification, stock split or like change in the capitalization of any of the Transferred Companies;

(v) amend the articles of incorporation of any of the Transferred Companies;

(vi) make any material change in the policies, practices or principles of any of the Transferred Companies in effect on the date hereof with respect to accounting, preparation and filing of Tax Returns provided to a Japanese Tax Authority, reserving, underwriting or claims administration, other than any change required by applicable Laws or Japanese GAAP (or, in the case of GE Edison Services, United States GAAP);

(vii) purchase, sell, lease, exchange, or otherwise dispose of or acquire any property or assets (other than transactions occurring in the ordinary course of business consistent with past practices, including with respect to Investment Assets) or enter into any lease of real property (other than, in each case, in the ordinary course of business consistent with past practices), or make any capital expenditure, for which the aggregate consideration paid or payable in any individual transaction is in excess of ¥50,000,000 or in the aggregate in excess of ¥500,000,000;

(viii) incur any financial indebtedness for borrowed money from third party lending sources (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practices) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than in the ordinary course of business consistent with past practices, including with respect to Investment Assets) for individual amounts in excess of ¥50,000,000 or in the aggregate in excess of ¥500,000,000;

(ix) except for the Transaction Agreements, enter into any reinsurance or other similar contract, whether as reinsurer or reinsured, except in the ordinary course of business and consistent with past practice, or enter into or amend (in any material respect) or, other than pursuant to its current terms, terminate, renew or extend any Material Contract referred to in clause (ii), (iv), (v), (vi) or (vii) of the definition of “Material Contract” set forth in Exhibit A or any of the contracts set forth in Section 8.02(b) of the Acquiror Disclosure Schedule;

(x) in any material respect, (A) grant, increase, or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, severance pay, other compensation, pension or other benefits payable or potentially available to any Employee (including any Management Employee other than an Excluded Management Employee), or Executive Agent (other than an Excluded Executive Agent) including any increase or change pursuant to any Benefit Plan or (B) establish, adopt, increase or amend (or promise to take any such action(s)) any Benefit Plan or any benefits potentially available thereunder, in either case except as required by Law or by any contract in existence on the date hereof or involving reasonable ordinary increases consistent with past practice; or

(xi) hire or enter into, or amend in any material respect, any employment contracts with executive officers;

(xii) make any material change in the existing policies or practices of any of the Transferred Companies in effect on the date hereof with respect to exposure to interest rate or currency risk, other than any change required by applicable Laws or Japanese GAAP (or, in the case of GE Edison Services, United States GAAP);

(xiii) enter into any new line of business, or introduce any new products or services, or change in any material respect existing products or services;

(xiv) enter into, amend or, other than pursuant to its current terms, terminate, renew or extend any contract, agreement, lease, license, commitment, instrument, arrangement, relationship or understanding with any Affiliate of such Transferred Company (other than another Transferred Company), including any stockholder, director or officer of any of the Transferred Companies (or any of their respective family members or Affiliates);

(xv) settle or compromise any Action or threatened Action (in each case, except for claims under policies and certificates of insurance within applicable policy limits), other than any settlement or compromise that involves solely cash payments not in excess or ¥50,000,000 or in the aggregate in excess of ¥500,000,000;

(xvi) pay, discharge or satisfy any liabilities or obligations, other than payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities or obligations reflected on the

Financial Statements or incurred in the ordinary course of business consistent with past practice;

(xvii) make any payment to obtain any consent listed in Section 8.02(b) of the Disclosure Schedule; or

(xviii) enter into any legally binding commitment with respect to any of the foregoing.

Section 5.02. Access to Information. (a) From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Sellers shall, and shall cause each of the Transferred Companies and each such Person’s respective Representatives, to (i) afford the Representatives of the Acquiror reasonable access to the offices, properties, books and records of the Transferred Companies, (ii) furnish to the Representatives of the Acquiror such additional financial and operating data and other information regarding the Transferred Companies and the businesses conducted by them as the Acquiror may from time to time reasonably request and (iii) make available to the Representatives of the Acquiror and its Affiliates, the employees of the Sellers and their Affiliates in respect of the Transferred Companies and the businesses conducted by them and use their commercially reasonable efforts (without any requirement of the Sellers, the Transferred Companies or any of their respective Representatives to incur any expense to a third party) to make available to the Representatives of the Acquiror and its Affiliates the employees of third party outsourcing companies who provide services to, and are located on the premises of, the Transferred Companies, in each case, whose assistance and expertise is necessary to assist the Acquiror in connection with the Acquiror’s preparation to integrate the Transferred Companies and their businesses and personnel into the Acquiror’s organization following the Closing; provided, however, that the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the parties and the sensitive nature of the transactions contemplated hereby, and, provided further, that such investigation shall be on a basis and follow procedures that the parties shall mutually agree, and shall not unreasonably interfere with any of the businesses or operations of the Sellers, the Transferred Companies or any of their respective Affiliates; and provided further, that the auditors and accountants of the Sellers, the Transferred Companies or any of their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by the Sellers, the Acquiror shall enter into a customary joint defense agreement with any one or more of the Sellers and the Transferred Companies with respect to any information to be provided to the Acquiror pursuant to this Section 5.02(a). Without limiting the foregoing, any environmental investigation undertaken by the Acquiror shall not include invasive sampling of soil or groundwater on any property occupied by or otherwise affiliated with the Transferred Companies without the Sellers’ prior written consent, which will not be unreasonably withheld or delayed. Further, without limiting and pursuant to the foregoing, the Sellers will assist the Acquiror in putting in place agreements pursuant to which, among other things, rent collection accounts and security deposits will be transferred and property manager, master-lessor and sub-

lease agreements will be assigned with the result that one of the Acquiror’s Affiliates will take over asset management of the Owned Real Properties from GE Commercial Real Estate at or as soon as reasonably practicable following the Closing.

(b) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns and the determination of any matter relating to the rights or obligations of the Sellers or any of their respective Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws (including any rights of any Employee or Executive Agent with respect to privacy or confidentiality of such Employee’s or Executive Agent’s personnel, medical and other records and information) and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Acquiror shall, and shall cause the Transferred Companies and their respective Affiliates and Representatives to (i) afford the Representatives of the Sellers and their Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Transferred Companies and the businesses conducted by them, (ii) furnish to the Representatives of the Sellers and their Affiliates such additional financial and other information regarding the Transferred Companies and the businesses conducted by them as the Sellers or their Representatives may from time to time reasonably request and (iii) make available to the Representatives of the Sellers and their Affiliates the employees of the Acquiror and its Affiliates in respect of the Transferred Companies and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Sellers in connection with the Sellers’ inquiries for any of the purposes referred to above, including, at the Sellers’ sole cost and expense, including reimbursement to the Acquiror or such Affiliates, provided that the Sellers will reimburse the Acquiror for the reasonable value of the time and any out–of–pocket expenses of such persons who appear as witnesses in hearings or trials at the request of the Sellers, the presence of such persons as witnesses in hearings or trials for such purposes as the Sellers reasonably request; provided, however, that the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the parties and the sensitive nature of the transactions contemplated hereby, and, provided further, that such investigation shall be on a basis and follow procedures that the parties shall mutually agree, and that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided further, that the auditors and accountants of the Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by the Acquiror, the Sellers shall enter into a customary joint defense agreement with the Acquiror and its Affiliates (including the Transferred Companies) with respect to any information to be provided to the Sellers pursuant to this Section 5.02(b).

(c) Notwithstanding anything in this Agreement to the contrary, the Sellers shall not be required, prior to the Closing, to disclose, or cause the disclosure, to the Acquiror or its Affiliates or Representatives (or provide access to any offices, properties, books or records of the Sellers or any of their Affiliates that could result in the disclosure to such persons or others) of any information that is required to be treated as confidential pursuant to any confidentiality agreement (or instrument with a similar effect) entered into in connection with any potential business acquisition or combination transaction which has not occurred and which the Transferred Companies are no longer considering, nor shall the Sellers be required to permit or cause others to permit the Acquiror or its Affiliates or Representatives to have access to or to copy or remove from the offices or properties of the Sellers or any of their Affiliates any documents or other materials that might reveal any such confidential information.

Section 5.03. Books and Records. Subject to Section 5.04(b), the Sellers and their Affiliates shall have the right to retain copies of all books and records of each of the Transferred Companies and their respective businesses relating to periods ending on or prior to the Closing Date subject to compliance with all applicable privacy Laws relating to information (including employment and medical records) regarding the Employees. The Acquiror agrees that, with respect to all original books and records of the Transferred Companies existing as of the Closing Date, it will (and will cause each of the Transferred Subsidiaries to) (a) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (b) apply preservation and retention policies that are no less stringent than those generally applied by the Acquiror. Following the Closing, the Sellers shall promptly deliver to the Acquiror all original books and records of the Transferred Companies in the possession of any of the Sellers or any of their respective Affiliates (other than the Transferred Companies).

Section 5.04. Confidentiality. (a) The terms of the letter agreement dated February 14, 2003, as amended (the “Confidentiality Agreement”), between GEFAHI and AIG Global Investment Group, Inc. are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing (except for the provisions restricting the number of Representatives (as defined in the Confidentiality Agreement) who may receive Evaluation Material (as defined in the Confidentiality Agreement), which shall no longer apply), at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing, the Sellers and their Affiliates on the one hand, and the Acquiror and its Affiliates (including the Transferred Companies), on the other hand, shall, and shall cause their respective Representatives to, maintain in confidence, and not use to the detriment of the other party (including for the purposes of competing with the other party or its Affiliates), any written, oral or other information relating to or obtained from the other party or its Affiliates (including with respect to the Acquiror following the Closing, the Transferred Companies), except that the foregoing requirements of this Section 5.04(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of the Acquiror, as a result of disclosure by any of the Sellers, its Affiliates or any of their respective Representatives and (B) in the case of a Seller, as a result of disclosure by the Acquiror, a Transferred Company or any of their respective Affiliates, or any of their respective Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice that has been given to the Acquiror, (iii) any such information is to be disclosed in connection with any Action, or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or

Representative of such party) that is not bound by a confidentiality agreement. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality. For the purposes of this Section 5.04(b), each of the Sellers shall individually and collectively comprise “the other party” vis-à-vis the Acquiror, and the Acquiror shall comprise “the other party” vis-à-vis each of the Sellers.

(c) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the federal Tax structure or federal Tax treatment of the transactions contemplated by this Agreement, and each party hereto (and any employee, Representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal Tax structure and federal Tax treatment of the transactions contemplated by this Agreement. The preceding sentence is intended to cause the transactions contemplated by this Agreement not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the Tax structure of the transactions contemplated by this Agreement or any Tax matter or tax idea related to the transactions contemplated by this Agreement.

Section 5.05. Regulatory and Other Authorizations; Consents. (a) The parties shall promptly make all filings and notifications with, and shall use all reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of, all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements and shall take all actions as may be requested by any such Governmental Authorities to obtain such authorizations, consents, orders and approvals; provided, however, that in no event shall the Acquiror or any of its Affiliates be required to agree to (i) the divestiture of any business or entity or (ii) any requirement imposed by a Governmental Authority that would reasonably be expected to have a (A) Material Adverse Effect on the Transferred Companies, taken as a whole, or (B) material and adverse effect on the aggregate economic value and business benefits that would reasonably be expected to be obtained by the Acquiror and its Affiliates from the transactions contemplated by this Agreement. The parties will cooperate with the reasonable requests of each other in promptly seeking to obtain all such authorizations, consents, orders and approvals (including by making available, upon reasonable notice, appropriate representatives of the Transferred Companies for participation in meetings with Governmental Authorities).

(b) Prior to the Closing, each of the Sellers and the Acquiror shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed material written communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, however, that the

Acquiror may redact from such correspondence, filings and communications any confidential competitive information of the Acquiror and its Affiliates. Prior to the Closing, the Acquiror shall promptly advise the Sellers of any scheduled meetings with any Governmental Authority and provide the Sellers with a summary of the matters discussed at any such meeting. Subject to the Confidentiality Agreement and to Section 5.02(c), the Sellers and the Acquiror will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.

(c) The Sellers and the Acquiror shall use their commercially reasonable efforts to obtain any other consents and approvals and make any other notifications that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that none of the Sellers, the Transferred Companies and the Acquiror shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.

Section 5.06. Insurance. (a) Section 5.06(a) of the Disclosure Schedule sets forth a true and complete list of all third party insurance policies that cover the Transferred Companies. From and after the Closing Date, the Transferred Companies shall cease to be insured by the Sellers’ or their Affiliates’ (other than the Transferred Companies) insurance policies or by any of their self-insured programs to the extent such insurance policies or programs cover the Transferred Companies. With respect to events or circumstances relating to the Transferred Companies that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies sponsored by the Sellers and/or their Affiliates and that apply to the locations at which the businesses of the Transferred Companies operate, the Acquiror or any of the Transferred Companies may make claims under such policies and programs without any obligation on the part of the Acquiror or the Transferred Companies to reimburse the Sellers for any increased costs incurred by the Sellers as a result of such claims or to make claims under insurance policies sponsored by the Acquiror and/or its Affiliates (including, after Closing, the Transferred Companies).

(b) With respect to any open claims against the Sellers’ insurance policies relating to Losses suffered by the Transferred Companies prior to the Closing Date, the Sellers will have no right to retain any proceeds realized from such claims upon full and final settlement of such claims and shall promptly remit any proceeds received in respect of such claims to the Acquiror or the relevant Transferred Companies.

Section 5.07. Intercompany Obligations. Except for the intercompany obligations set forth in Section 5.07 of the Disclosure Schedule, the Sellers shall, and shall cause their Affiliates to, take such action and make such payments as may be necessary so that, prior to or concurrently with the Closing, the Transferred Companies, on the one hand, and the Sellers and their Affiliates (other than the Transferred Companies), on the other, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes and advances (regardless of their maturity) and all intercompany receivables and payables, for the amount due, including any accrued and unpaid interest in accordance with their respective terms, but excluding any penalty, termination or similar amounts; provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to the Acquiror. Notwithstanding the foregoing provisions of this Section 5.07, neither GECC nor GE Capital Asia shall have any claim in respect of accrued and unpaid interest on the Transferred Debt up to and including the Closing Date.

Section 5.08. Intercompany Arrangements. Except (a) as otherwise contemplated by the Transaction Agreements, (b) as set forth in Section 5.08 of the Disclosure Schedule or (c) as otherwise agreed by the Sellers and the Acquiror, the Sellers shall, and shall cause their Affiliates to, take such actions as may be necessary to terminate or commute prior to or concurrently with the Closing Date, without any penalty to or premium payable by the Transferred Companies, all contracts, agreements, leases, licenses, commitments and other instruments, arrangements, relationships and understandings (each, an “Intercompany Arrangement”) between the Transferred Companies, on the one hand, and the Sellers and their Affiliates (other than the Transferred Companies) (each, a “Seller Counterparty”), on the other; provided, however, that, subject to compliance with applicable Law, with respect to any Intercompany Arrangement that the Acquiror wishes to assume (and notifies the Sellers of the same at least 10 Business Days prior to the Closing Date), the Sellers shall, and shall cause their Affiliates to, assign as of the Closing Date all of any Seller Counterparty’s rights and obligations thereunder to the Acquiror (or its designated Affiliate); provided, further, that the Acquiror (or its designated Affiliate) enters into an indemnity or novation agreement satisfactory to the applicable Seller Counterparty in connection with such assignment.

Section 5.09. No Solicitation of Employees. For a period of 36 months from the Closing Date, the Sellers and their Affiliates shall not, without the prior written consent of the Acquiror, directly or indirectly, solicit for employment or hire any then current employee, agent, broker, sales representative or distributor of the Transferred Companies; provided, however, that the Sellers and their Affiliates may employ or hire any such Person who is terminated or otherwise discharged by the Transferred Companies; and provided, further, that nothing in this Section 5.09 shall prohibit the Sellers or any of their Affiliates from employing or hiring any Person who contacts the Sellers or any of their Affiliates on his or her own initiative without solicitation, other than a general solicitation to the public or general advertising.

Section 5.10. Non-Competition. (a) For a period of 36 months from the Closing Date, except as permitted by this Section 5.10, neither GE nor any of its Subsidiaries shall engage in the Business in a manner that competes directly with the business of GE Edison as conducted (including, without limitation, the locations in which such business are conducted) on the Closing Date (the “Covered Business”). This Section 5.10 shall (i) cease to be applicable to any Person at such time as it is no longer a Subsidiary of GE and (ii) be inapplicable to any Subsidiary in which a Person who is not a controlled Affiliate of GE holds over 25% of the outstanding voting securities or similar equity interests and with respect to whom GE or another Subsidiary, as applicable, has existing contractual or legal obligations limiting GE’s discretion to impose on the subject Subsidiary a non-competition obligation such as that in this Section 5.10.

(b) Notwithstanding the provisions of Section 5.10(a) and without agreeing (implicitly or otherwise) that the following activities would be subject to the provisions of Section 5.10(a), nothing in this Agreement shall preclude, prohibit or restrict GE or any of its Subsidiaries from engaging in any manner in (i) any Financial Services Business, (ii) any Existing Business Activities, including but not limited to the activities set forth on Section

5.10(b) of the Disclosure Schedule, (iii) any De Minimus Business, (iv) any business activity that would otherwise violate this Section 5.10 if such business is acquired from any Person (an “Acquired Business”) or is carried on by any Person that is acquired by or combined with GE or any of its Subsidiaries after the date of this Agreement (an “Acquired Company”); provided that, with respect to clause (iv) above, within one year after the purchase or other acquisition of the Acquired Business or the Acquired Company, GE or such Subsidiary disposes of (or enters into a binding agreement to dispose of) the Acquired Business or the relevant portion of the Acquired Company’s business or Capital Stock or at the expiration of the one-year period, the Acquired Business or the business of the Acquired Company complies with this Section 5.10, or (v) the ownership by GE or any of its Subsidiaries of any Capital Stock in any Person that directly or indirectly through one or more of its Subsidiaries and Affiliates engages in a business activity that would otherwise violate this Section 5.10 if (x) such Capital Stock is acquired in a transaction (including, without limitation, a transaction involving the disposition of one or more businesses owned by GE or any of its Subsidiaries) occurring after the date of this Agreement and (y) any one or more of the following clauses apply: (1) such Capital Stock owned by GE or any of its Subsidiaries represents less than 50% of the outstanding voting securities of such Person; (2) GE or any of its Subsidiaries do not have the right to designate a majority of the Board of Directors (or other governing body) of such Person; (3) GE or any of its Subsidiaries do not exercise management control over such Person; (4) such Person and its Subsidiaries do not carry on the business activity that would otherwise violate this Section 5.10 by use of a GE name and GE mark; (5) GE or its Subsidiary at the time of the transaction publicly announces an intent to divest itself of a sufficient number of shares of Capital Stock within 36 months of its acquisition such that, following such divestitures in such time frame, GE and its Subsidiaries would own less than 50% of the outstanding voting securities of such Person; or (6) at the time of such acquisition, the revenues derived from the Covered Business by such Person on a consolidated basis constitute less than 25% of the consolidated gross revenues of such Person in the most recently completed fiscal year (any Person covered by this Clause (v) being referred to as a “Related Person”).

(c) Notwithstanding the foregoing provisions of this Section 5.10, for a period of 36 months from the Closing Date, none of GE, GE’s Subsidiaries, any Acquired Person and any Related Person shall (i) engage in the Business in Japan using a GE Name (including, for the avoidance of doubt, the “Edison” name) or a GE Mark or (ii) market, sell or distribute primary life insurance, annuities, supplemental health or third sector non-life policies in Japan using the “Edison” name.

(d) Any instance of non-compliance with this Section 5.10 by any of GE and its Subsidiaries (and, with respect to Section 5.10(c) only, any Related Persons or Acquired Company) shall be deemed to be a breach of this Section 5.10 by the Sellers.

Section 5.11. GE Intellectual Property. (a) The Sellers and the Acquiror acknowledge and agree that, except as provided in the Transitional Agreements and the Intellectual Property Cross-License Agreement, as of and following the Closing, (x) the Transferred Companies will have no right, title or interest in, or any authority or license to use in any manner whatsoever, any GE Intellectual Property, and (y) any such right, title, interest, authority or license existing immediately prior to the Closing shall automatically terminate simultaneously and effective with the Closing. Without in any way limiting or diluting the representations of Sellers set forth in Section 3.11, the Acquiror shall cause the Transferred Companies to (i) cease using any and all GE Intellectual Property set forth in Section 5.11(a)(ii) of the Disclosure Schedule immediately as of the Closing, and (ii) cease using any other GE Intellectual Property not covered by the Intellectual Property Cross-License Agreement or any Transitional Agreement then in effect set forth in any notice delivered by the Sellers to the Acquiror within six months following termination of the applicable Transitional Agreement, as soon as is commercially reasonable following receipt of such notice, provided that such notice shall be delivered only in response to a claim or threatened claim that the use of such other GE Intellectual Property infringes the Intellectual Property of a third person. Subject to compliance with applicable regulatory requirements and the Transitional Trademark License Agreement, the Acquiror will provide notification to existing and prospective customers and agents of its acquisition of the Transferred Companies and the names of the Transferred Companies will be changed as soon as reasonably practicable after the Closing Date (but in no event later than six months thereafter, subject to receipt of regulatory approval) to exclude the GE Name and GE Marks and, without limiting anything in the Transitional Trademark License Agreement, the Transferred Companies will use all commercially reasonable efforts to replace signage listed in Section 5.11(a)(i) of the Disclosure Schedule as promptly as practicable but in any event within 12 months following the Closing Date. It is understood and agreed that both the Transferred Companies and the Acquiror and its Affiliates may develop, acquire, own or use Intellectual Property that performs similar functions and has similar features to the items listed on Section 5.11(a)(ii) of the Disclosure Schedule; provided, however, that such Intellectual Property is developed without reference to such items and does not infringe any such item.

(b) Except as set forth in the Intellectual Property Cross-License Agreement, the Sellers acknowledge and agree that, as of and following the Closing, neither the Sellers nor any of their respective Affiliates will have any right, title or interest in, or any authority or license to use in any manner whatsoever any Intellectual Property of any of the Transferred Companies that is not GE Intellectual Property, and such right, title and interest, authority or license existing prior to the Closing shall automatically terminate simultaneously and effective with the Closing.

Section 5.12. Further Action. The Sellers and the Acquiror (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (b) shall refrain, to the extent commercially reasonable, from taking any actions that could reasonably be expected to cause a condition to Closing to not be satisfied or otherwise materially impair, delay or impede the Closing, (c) without limiting the foregoing, shall use all commercially reasonable efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to December 31, 2003, (d) prior to and after the Closing shall cooperate in good faith in connection with meetings and communicating with third party outsourcing companies that provide services to the Transferred Companies (including the services contemplated by Section 6.3 of the Transition Services Agreement) and with customers, distribution channels and employees of the Transferred Companies (including in connection with the matters set forth in Section 5.12 of the Disclosure Schedule) and (e) shall cooperate in good faith to facilitate an orderly Closing and transition.

Section 5.13. Transition Services Consents. The parties acknowledge that the performance of certain Transition Services (as that term is defined in the Transition Services Agreement) and Transition IT Services (as that term is defined in the Computer Services Agreement) may require the consent of third parties. The Sellers shall use their commercially reasonable efforts to obtain any such consents in accordance with the provisions of Section 5.05(c). No later than 10 Business Days prior to the Closing Date, the Sellers will notify the Acquiror if they will be incapable of providing one or more of the Transition Services or Transition IT Services by reason of their inability to obtain the necessary third party consents. If the Acquiror receives any such notification from the Sellers, the Acquiror will, within five Business Days after its receipt of such notice, notify the Sellers of its election to either (a) agree to remove the notified Transition Services or Transition IT Services from the scope of the services to be provided under the Transition Services Agreement (by deleting such notified Transition Services from Schedule 2.1(a) to the executed copy of the Transition Services Agreement) or the Computer Services Agreement (by deleting such notified Transition IT Services from Schedule 2.1(a) to the executed copy of the Computer Services Agreement), as applicable, or (b) not agree to such removal and rely upon the failure of the condition set forth in Section 8.02(i) to not consummate the transactions contemplated by this Agreement.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01. Employee Matters.

ARTICLE VII

TAX MATTERS

Section 7.01. Filing of Tax Returns.

(a) Tax Returns with respect to any Pre-Notional Closing Date Taxable Period. The Sellers shall prepare and file, or cause to be filed, all Tax Returns that are not yet filed and which are required to be filed by the Transferred Companies with respect to any Pre-Notional Closing Date Taxable Period. To the extent that any such Tax Return is due (giving effect to any allowed extensions) after the Closing Date, the Acquiror shall file, or cause to be filed, such Tax Return prepared by the Sellers. The Sellers shall provide the Acquiror with draft copies of each such Tax Return that is due after the Closing Date at least sixty (60) days prior to the due date for filing such return, or, if there are fewer than sixty days between the Closing Date and the date such Tax Returns are required to be filed, as soon as reasonably possible after the Closing Date.

(b) Tax Returns with respect to any Post-Notional Closing Date Taxable Period. (i) The Sellers shall prepare and file, or cause to be filed, all Tax Returns that are not yet filed and which are required to be filed (giving effect to any allowed extensions) before or on the Closing Date by the Transferred Companies with respect to any Post-Notional Closing Date Taxable Period; and (ii) the Acquiror shall prepare and file, or cause to be filed, all Tax Returns required to be filed (giving effect to any allowed extensions) after the Closing Date by the

Transferred Companies with respect to any Post-Notional Closing Date Taxable Period beginning before or on the Closing Date. The Acquiror shall provide the Sellers with draft copies of such Tax Returns at least sixty (60) days prior to the due date for filing such Tax Returns. The Sellers shall have the right to review and approve such Tax Returns.

(c) Tax Returns with respect to any Notional Straddle Period. (i) Taxes, if any, of the Transferred Companies attributable to any Notional Straddle Period shall be allocated (A) to the Sellers for the period up to and including the Notional Closing Date, and (B) to the Acquiror for the period subsequent to the Notional Closing Date, to the end of such Notional Straddle Period. Taxes directly attributable to the portion of a Notional Straddle Period up to and including the Notional Closing Date or for the portion subsequent to the Notional Closing Date shall be allocated to the Sellers or the Acquiror, respectively. Other Taxes, including income Taxes, attributable to any Notional Straddle Period shall be allocated between the period ending on the Notional Closing Date and the period after the Notional Closing Date to the end of such Notional Straddle Period in proportion to the number of days in each such period. (ii) The Sellers shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Transferred Companies for any Notional Straddle Period. To the extent any Taxes shown due on such Tax Returns are allocable to the Acquiror, (A) such Tax Returns shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Tax Laws; (B) the Sellers shall provide the Acquiror with draft copies of each such Tax Return (together with all supporting work papers and a detailed schedule showing the computation of any Taxes allocable to the Acquiror) at least 30 days prior to the due date for filing (giving effect to any allowed extensions) such Tax Return or, if there are fewer than 30 days before the due date for filing at the time of signing, as soon as reasonably possible before the due date and after signing; (C) if the due date (giving effect to any allowed extensions) for such a Tax Return is more than 30 days after the time of signing, the Acquiror shall have the right to review such Tax Return and to review and agree to the computation of Taxes allocable to Acquiror; (D) if the due date (giving effect to any allowed extensions) for such a Tax Return is more than 30 days after the time of signing, the Sellers shall not file any such Tax Return without the Acquiror’s prior written consent, which consent shall not be unreasonably withheld, and, if the Tax Return is filed after the Closing Date, the Acquiror shall file, or caused to be filed, such Tax Return prepared by the Sellers, and (E) the Acquiror (and the Transferred Companies) shall not amend any such Tax Return (including any amendment or settlement required as a result of or in connection with examination adjustments) without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

Section 7.02. Indemnification for Taxes. (a) (i) The Sellers shall indemnify the Acquiror and its Affiliates (including, after the Closing Date, the Transferred Companies) from and against any and all Taxes imposed upon and paid by the Transferred Companies for any Pre-Notional Closing Date Taxable Period and Taxes imposed upon and paid by the Transferred Companies allocable to the Sellers for any Notional Straddle Period under Section 7.01(c)(i); provided, however, that the Sellers’ obligation to indemnify hereunder shall be limited to the amount by which any Taxes imposed upon and paid by the Transferred Companies exceeds the aggregate amount of reserve for Taxes on the Financial Statements, for the period ending on the Notional Closing Date. For the avoidance of doubt, any withholding tax for which the Transferred Companies are liable with respect to a payment made on or before the Notional Closing Date shall be considered subject to the preceding sentence.

(ii) The Sellers shall be required to indemnify, defend and hold harmless the Acquiror and the Transferred Companies from and against all costs, expenses, and liabilities arising out of or related to any liability for Taxes (not otherwise covered by clause (i) of this Section 7.02(a)) with respect to financial assistance provided to GE Edison or Toho Mutual by the Life Insurance Policyholder Protection Corporation in connection with the acquisition by GE Edison of certain policies and assets of Toho Mutual pursuant to the Agreement on the Transfer of Insurance Contracts, dated as of December 22, 1999, between Toho Mutual and GE Edison; provided, however, that if the Acquiror or any of its Affiliates (including the Transferred Companies after the Closing) takes any action that would alter, is inconsistent with, or calls into question the Transferred Companies’ Tax treatment prior to the Closing of the item subject to indemnification under this sentence then the Sellers shall have no indemnity obligation with respect to such item.

(b) The Sellers shall indemnify the Acquiror and the Transferred Companies from and against any Japanese Taxes imposed upon and paid by the Transferred Companies for any Post-Notional Closing Date Taxable Period that would not have been paid but for the disallowance, solely by reason of an inaccuracy in any Japanese Tax Return of the Transferred Companies for a Pre-Notional Closing Date Period, of a deduction for the GE NOL for that company; provided, however, that the Sellers shall have no indemnity obligation under this Section 7.02(b) in the event of any breach by the Acquiror, the Transferred Companies or any of their Affiliates of any provision of this Article VII other than Section 7.06(c)(i).

(c) The Acquiror and its Affiliates (including the Transferred Companies) shall indemnify the Sellers and their Affiliates from and against any and all Taxes imposed upon and paid by the Transferred Companies for the Post-Notional Closing Date Taxable Period or any subsequent taxable period and for any other increase in Taxes and any other related expenses or costs suffered by the Sellers as a result of the breach by the Acquiror or any of its Affiliates (including after the Closing Date the Transferred Companies) of any of its obligations under this Article VII.

(d) (i) Japanese Taxes. If and to the extent an indemnification obligation under this Section 7.02 arises in respect of an adjustment which makes allowable for Japanese Tax purposes to the Acquiror, any of its Affiliates, or, following the Closing Date, the Transferred Companies or any Affiliate thereof, on the one hand, or to the Sellers or any Affiliate thereof on the other hand, any deduction, credit, amortization, exclusion from income or other allowance that would not otherwise be allowable, the amount of the indemnification obligation shall be determined net of any Tax benefit derived (or reasonably expected to be derived) by the indemnified Person (or any Affiliate thereof) as the result of facts or circumstances giving rise to the indemnification. Such Tax benefit shall be computed assuming that the indemnified Person (or such Affiliate) is subject to taxation at an invariant income tax rate equal to 36.2%, and that any such Tax benefits are fully utilized in the taxable period during which the indemnification payment is made.

(ii) U.S. Taxes. If and to the extent that an indemnification obligation under this Section 7.02 arises in respect of an adjustment which makes allowable for U.S. Tax purposes to the Acquiror or any of its Affiliates any deduction, credit, amortization, exclusion from income or other allowance that produces a reduction in such Person’s Taxes which would not otherwise be allowable, the Acquiror shall pay to Sellers the amount of such reduction when it is actually realized. For purposes of determining whether a foreign tax credit allowed under Code Section 902 or 960 produces such a reduction in Taxes, post-1986 foreign income taxes shall be deemed to derive pro rata from all post-1986 undistributed earnings.

Section 7.03. Cooperation with Respect to Tax Returns. (a) The Acquiror and its Affiliates (including the Transferred Companies) and the Sellers and their Affiliates agree to furnish or cause to be furnished to each other, and each at its own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Transferred Companies as is reasonably necessary for the filing of any Tax Return, including U.S. Tax Returns of the Sellers and the U.S. Tax Return of the Acquiror (or any Affiliate that is a United States Shareholder of Acquiror) including the Closing Date, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Acquiror, the Sellers, and each of the Transferred Companies, as the case may be, shall retain in its possession, and shall provide the Sellers or the Acquiror, as the case may be, reasonable access to (including the right to make copies of), such supporting books and records and any other materials that such Person may specify with respect to Tax matters relating to any taxable period ending before or including the Closing Date until the relevant statute of limitations (or extension thereof) with respect to such period has expired. In the event the Sellers, the Acquiror or any of the Transferred Companies, as the case may be, wishes to destroy such records after that time, the Person so wishing shall (and the Acquiror shall cause a Transferred Company to) first give ninety (90) days’ prior written notice to the other Person and such other Person shall have the right at its option and expense, upon prior written notice given within such ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date such notice is given.

(b) Within 30 days of the filing of the Sellers’ 2002 U.S. federal income Tax Return the Sellers shall furnish to the Acquiror a copy of Form 5471 filed with such return with respect to each of the Transferred Companies. The Acquiror, and following the Closing Date, each United States Shareholder of the Transferred Companies, and the Sellers agree to cooperate fully in the preparation of each Form 5471 with respect to each of the Transferred Companies to be filed with the 2003 U.S. federal income Tax Return of the Acquiror, or any of its U.S. Affiliates, or the Sellers, or any of their U.S. Affiliates, as the case may be. The Acquiror, and following the Closing Date, each United States Shareholder of the Transferred Companies, shall provide Sellers with the calculation of the Transferred Companies’ earnings and profits determined under U.S. tax principles as of the close of a U.S. taxable year that includes the Closing Date at least 30 days before the due date (after giving effect to allowed extensions) of Sellers’ 2003 U.S. federal income Tax Return, which return shall not be filed before September, 2004. The Acquiror, and following the Closing Date, each United States Shareholder of the Transferred Companies, and the Sellers shall provide constituent information for each Form 5471 with respect to a Transferred Company to be filed with a 2003 U.S. federal income Tax Return to the other party as soon as practical and shall provide draft copies of such Forms 5471 at least 21 days prior to the due date (after giving effect to allowed extensions) for filing such Tax Return. Acquiror shall endeavor in good faith to cause the treatment of any item relating to any such Form 5471 not covered by the Sellers’ prior practice to conform to Sellers’ treatment of that item.

(c) Within 60 days following the Closing Date, the Sellers shall furnish the Acquiror with the amount of gain recognized on the sale of Transferred Shares that the Sellers intend in good faith to treat as a dividend under Code Section 1248 (“1248 Amount”). The Sellers agree that they shall report the 1248 Amount in the Sellers’ 2003 U.S. federal income Tax Return unless the Sellers determine in good faith that such amount is incorrect. In such event, the Sellers shall promptly notify the Acquiror of the correct amount. Within 30 days of the filing of the Sellers’ 2003 U.S. federal income Tax Return, the Sellers shall provide the Acquiror such information and schedules as described in Treasury regulation § 1.1248-7.

(d) On or before September 1, 2003, the Sellers shall furnish the Acquiror a U.S. tax balance sheet for GE Edison for the period ending December 31, 2002, a reconciliation of GE Edison’s life insurance reserves calculated for tax purposes with GE Edison’s Japanese statutory and GAAP balance sheet, and a good faith estimate based on information available to the Sellers at such time of GE Edison’s aggregate earnings and profits determined under U.S. Tax principles for the period ending December 31, 2003.

Section 7.04. Tax Authority. (a) The Acquiror and the Transferred Companies shall notify the Sellers of the commencement of any Tax audit or administrative or court proceeding that may affect any Taxes for which the Sellers may be responsible under this Article VII no later than the earlier of ten (10) calendar days following receipt by the Acquiror or any of its Affiliates (including the Transferred Companies) of oral or written notice thereof, or, the fourth day preceding the first formal or informal meeting or substantive communication with a representative of a Tax Authority in any such Tax audit or administrative or court proceeding. If a Tax Authority commences any such Tax audit or administrative or court proceeding less than three (3) days following the first oral or written notice thereof to the Acquiror or any of its Affiliates (including the Transferred Companies), the Acquiror shall notify the Sellers as soon as possible after receipt of such notice or, if no notice is given, the commencement of such Tax audit, administrative or court proceeding. Notice shall be given in accordance with Section 11.03; provided, however, that copies of a notice under this Section 7.04(a) also shall be provided to Masayuki Isobe, Senior Tax Manager, 35 Kowa Building, Akaska 1-14-14, Tokyo, Japan 107-8453 Minato-Ku and Michael R. Schlessinger, Global Tax Director, GE Financial Assurance, 6620 W. Broad Street (Brookfield 4th Floor), Richmond, VA 23230.

(b) Subject to Section 7.04(d), the Sellers shall have the sole right to represent the interests of the Transferred Companies in any Tax audit or administrative or court proceeding relating to any Pre-Notional Closing Date Taxable Period and the Notional Straddle Period and to employ counsel of the Sellers’ choice at the Sellers’ expense to carry out such representation. The Acquiror agrees that it shall, and that it shall cause the Transferred Companies after the Closing to, cooperate fully with the Sellers and the Sellers’ counsel in the defense against or compromise of any claim in any said proceeding. The Transferred Companies shall (and the Acquiror shall cause the Transferred Companies to) execute and deliver to the Sellers any power of attorney or other document requested by the Sellers in connection with the representation by the Sellers of the interests of the Transferred Companies in any proceeding described in this Section 7.04.

(c) Subject to Section 7.04(d) and Section 7.04(e), the Acquiror shall represent the interests of the Transferred Companies in any Tax audit or administrative or court proceeding relating to any Post-Notional Closing Date Taxable Period.

(d) If a Tax audit or administrative or court proceeding for a Post-Closing Notional Date Taxable Period could result in the disallowance of a deduction that would give rise to an indemnity obligation of the Sellers under Section 7.02(a)(ii) or Section 7.02(b), the Acquiror shall have the right to represent the interests of the Transferred Companies in any such Tax audit or administrative or court proceeding relating to any issue other than that which could give rise to an indemnification obligation of the Sellers under Section 7.02(a)(ii) or Section 7.02(b) and the Sellers shall have the right to represent the interests of the Transferred Companies in any such Tax audit or administrative or court proceeding in all respects (including in formal and informal contacts with any Japanese Tax Authority) that would give rise to a claim under Section 7.02(a)(ii) and Section 7.02(b). The Acquiror agrees that it shall, and that it shall cause the Transferred Companies after the Closing to, cooperate fully with the Sellers and the Sellers’ counsel (and other representatives) in the defense against or compromise of any claim in any said proceeding (including permitting Sellers and Sellers’ counsel to take part in any formal and informal discussions that might affect Sellers’ indemnity obligation), provided, however, that the Sellers shall have the sole right to settle any issue that could give rise to an indemnity obligation under Section 7.01(a)(ii) and Section 7.02(b). The Transferred Companies shall (and the Acquiror shall cause the Transferred Companies to) execute and deliver to the Sellers any power of attorney or other document requested by the Sellers in connection with the representation by the Sellers of the interests of the Transferred Companies in any said proceeding. At the commencement of any Tax audit, administrative or court proceeding subject to this Section 7.04(d), Acquiror and its Affiliates (including the Transferred Companies) shall endeavor in good faith to agree with Sellers on a detailed plan, including a schedule for communications and of working team members, for the conduct of such Tax audit, administrative or court proceeding to give full effect to the parties’ rights and obligations in this Section 7.04(d). The Acquiror and its Affiliates (including after the Closing Date the Transferred Companies) shall not take any action outside the ordinary course of business consistent with past practice that may have the effect of increasing Sellers’ liability under Section 7.02(b).

(e) U.S. Taxes. The Sellers shall have the right to represent the interests of the Acquiror or any of its Affiliates, at Sellers expense, in any Tax audit or administrative or court proceeding with respect to any issue which could affect any Form 5471 filed with the 2003 U.S. federal income Tax Return by the Sellers or any of their Affiliates, or the Acquiror or any of its Affiliates, with respect to each of the Transferred Companies. The Acquiror agrees that it shall, and that it shall cause its Affiliates to, cooperate fully with the Sellers and the Sellers’ counsel (and other representatives) in the defense against or compromise of any claim in any said proceeding, provided, however, that the Sellers shall have the sole right to settle any such issue. The Acquiror shall (and shall cause its Affiliates to) execute and deliver to the Sellers any power of attorney or other document requested by the Sellers in connection with the representation by the Sellers in any proceeding described in this Section 7.04(e).

Section 7.05. Amended Returns; Refund Claims. (a) The Sellers shall have the right to prepare and file or cause to be prepared and filed any amended Tax Return or claim for refund with respect to Taxes of the Transferred Companies for any Pre-Notional Closing Date Taxable Period and any Notional Straddle Period. The Acquiror shall, and shall cause the Transferred Companies to, execute such documents (including a power of attorney) and take such actions in connection with such filing as the Sellers shall request. The Acquiror shall have the right to review and consent to any such filing pertaining to Taxes for any Pre-Notional Closing Date Taxable Period and any Notional Straddle Period, which consent shall not be unreasonably withheld.

(b) To the extent any determination of Tax liability of the Transferred Companies, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in any refund of Taxes paid (or a credit against Taxes payable) (i) attributable to any Pre-Notional Closing Date Taxable Period, or (ii) attributable to the portion of any Notional Straddle Period ending on the Notional Closing Date or (iii) which are otherwise the responsibility of or allocable to the Sellers hereunder, the Acquiror shall pay (or cause to be paid) any such refund (or the amount of such credit), and the interest actually received thereon, to the Sellers promptly upon (but not later than 10 days after) receipt (or, in the cause of a credit, realization) thereof. The Acquiror shall have the right to prepare and file any amended Tax Return or claim for refund with respect to Taxes of the Transferred Companies for any Post-Notional Closing Date Taxable Period, provided, however, that the Sellers shall have the sole right to decide any issue (whether for any amended Tax Return, claim for refund, voluntary adjustment or otherwise) that could give rise to an indemnification obligation of Sellers under Section 7.02(b).

Section 7.06. Other Tax Matters. (a) The indemnification provided for in this Article VII shall be the sole remedy for any claim in respect of Taxes and the provisions of Article X shall not apply to such claims.

(b) Any claim for indemnification under this Article VII may only be made at a time on or before the 30th day after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(c) (i) If for U.S. Tax purposes, the taxable year of a Transferred Company including the Closing Date does not end on the Closing Date, the Acquiror shall not take, and shall procure that none of the Transferred Companies takes, any Extraordinary Action during the period from the Closing Date to the end of such taxable year (as determined under U.S. Tax principles); provided, however, that GE Edison may engage in one or more Extraordinary Actions that would increase its aggregate earnings and profits determined under U.S. Tax principles by up to $100,000,000 in the aggregate for such period or decrease its aggregate earnings and profits determined under U.S. Tax principles in the aggregate for such period by the sum of $200,000,000 and the amount, not to exceed an additional $200,000,000, by which the Sellers’ estimate of aggregate earnings and profits determined under U.S. Tax principles furnished under Section 7.03(d) exceeds $400,000,000. The Acquiror also shall provide Sellers with a statement setting forth the amount of such earnings and profits attributable to Extraordinary Actions. The Acquiror and its Affiliates shall indemnify the Sellers for any adverse Tax consequences to the Sellers arising by reason of any breach of this Section 7.06(c). (ii) The Acquiror and each United States Shareholder of a Transferred Company shall not take any position on the U.S. income Tax Return of the United States Shareholder of the Transferred Companies for the period that includes the Closing Date that would be inconsistent with the Sellers’ tax treatment for U.S. Tax purposes of any item of pre-Closing Date income, deduction, Tax basis, credit or other similar item.

(d) If the Acquiror or any of its Affiliates makes a timely and valid Code Section 338 election, as shall be within the Acquiror’s sole discretion, the Acquiror and each of its Affiliates shall file its U.S. Tax Returns, including Forms 5471, 8023 and/or 8883 (or any comparable or successor form or forms) for the Transferred Companies, if any, on a basis consistent with the Sellers’ Tax Return for the taxable year, determined under U.S. Tax principles, including the Closing Date. If the Acquiror or any of its Affiliates files Forms 8023 and 8883 prior to the date for Sellers’ Tax Return that includes the Closing Date, Acquiror shall not take any position that would be inconsistent with the Sellers’ Tax treatment for U.S. Tax purposes of any item of pre-Closing Date income, deduction, Tax basis, credit or other similar item.

(e) The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

(f) If for U.S. federal income Tax purposes the taxable year of a Transferred Company including the Closing Date does not end on the Closing Date, the Acquiror and its Affiliates covenant that all of the shares of each Transferred Company shall be owned, within the meaning of Section 958(a) of the Code, by a United States Shareholder for the portion of such taxable year beginning the day after the Closing Date and ending on the last day of such taxable year.

(g) If the Sellers or the Acquiror or any of their respective Affiliates is required to give any notice or information, including copies of forms, under this Article VII, in addition to copies provided under Section 11.03, copies shall be provided to: in the case of the Acquiror, Stanton A. Young, Senior Tax Counsel, American International Group, Inc., 70 Pine Street, New York, NY 10270, and in the case of the Sellers, Michael R. Schlessinger, Global Tax Director, GE Financial Assurance, 6620 W. Broad Street (Brookfield 4th Floor), Richmond, VA 23230.

Section 7.07. Dispute Procedures. Any dispute as to any matter covered by this Article VII shall be resolved by a mutually acceptable independent, internationally recognized accounting firm. The parties will instruct the accounting firm to reach its conclusion regarding any such dispute within twenty (20) days after its appointment. The report of the accounting firm shall be final, conclusive and binding on the parties. The fees and expenses of such accounting firm shall be borne equally by the parties hereto.

ARTICLE VIII

CONDITIONS TO CLOSING AND RELATED MATTERS

Section 8.01. Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Sellers, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement shall be true and correct (without giving effect to any limitations as to materiality) in all material respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (ii) the covenants contained in this Agreement to be complied with by the Acquiror on or before the Closing shall have been complied with in all material respects; and (iii) the Sellers shall have received a certificate dated the Closing Date of the Acquiror to such effect signed by a duly authorized senior executive officer of the Acquiror.

(b) Approvals of Governmental Authorities and Other Persons. The approvals of the Governmental Authorities listed in Section 3.05 of the Disclosure Schedule and Section 4.04 of the Acquiror Disclosure Schedule shall have been received.

(c) No Governmental Order or Proceeding. As of the Closing, there shall be no Governmental Order in existence that prohibits or restrains the consummation of the transactions contemplated by this Agreement and no suit, action or proceeding or investigation by any Governmental Authority shall have been commenced (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

(d) Other Agreements. The Acquiror (or its Affiliates, as applicable) shall have executed and delivered to the Sellers the Hedging Payment and Reimbursement Guaranty, the Notes Payment and Reimbursement Guaranty, the Transitional Trademark License Agreement, the Transition Services Agreement, the Computer Services Agreement, the Intellectual Property Cross-License Agreement and the release referenced in Section 2.05(b)(vii).

(e) GE Auto Stock Purchase Agreement. The “Acquiror” (as that term is defined in the GE Auto Stock Purchase Agreement) shall have complied with its obligations set forth in Section 2.02(b) of the GE Auto Stock Purchase Agreement.

Section 8.02. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Acquiror, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Sellers contained in this Agreement shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect; (ii) the covenants contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects; and (iii) the

Acquiror shall have received a certificate dated the Closing Date of each Seller to such effect signed by a senior executive officer of such Seller.

(b) Approvals of Governmental Authorities and Other Persons. The approvals of the Governmental Authorities listed in Section 3.05 of the Disclosure Schedule and Section 4.04 of the Acquiror Disclosure Schedule shall have been received or deemed received without any restrictions or limitations that (i) would require the divestiture of any business or entity or (ii) would reasonably be expected to have a (A) Material Adverse Effect on the Transferred Companies, taken as a whole, or (B) material and adverse effect on the aggregate economic value and business benefits that would reasonably be expected to be obtained by the Acquiror and its Affiliates from the transactions contemplated by this Agreement. In addition, each of the consents listed in Section 8.02(b) of the Acquiror Disclosure Schedule shall have been received without any material restrictions or limitations.

(c) No Governmental Order or Proceeding. As of the Closing, there shall be no Governmental Order in existence that prohibits or restrains the consummation of the transactions contemplated by this Agreement and no suit, action or proceeding or investigation by any Governmental Authority shall have been commenced (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

(d) Other Agreements. The Sellers (or their Affiliates, as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Acquiror the Hedging Payment and Reimbursement Guaranty, the Notes Payment and Reimbursement Guaranty, the Transitional Trademark License Agreement, the Transition Services Agreement, the Intellectual Property Cross-License and the Computer Services Agreement.

(e) Solvency Margin Ratio. (i) The Solvency Margin Ratio of GE Edison as of the last business day of the month preceding the month in which the Closing occurs, calculated by GE Edison by using the most recently available information as of such day and following methodologies and the applicable regulations of the FSA as in effect on March 31, 2003, shall be no less than 750%, it being understood that for purposes of the calculation, the impact on the market value of Investment Assets resulting from changes in interest rates from March 31, 2003 shall be excluded and (ii) the Acquiror shall have received a certificate dated as of the Closing Date of GE Edison to such effect signed by a senior executive officer thereof.

(f) Sales Representatives and Policies. The aggregate number of GE Edison’s sales representatives and the number of policies for individual insurance and individual annuity insurance in force as of the last business day of the month preceding the month in which the Closing occurs, as determined by GE Edison in good faith based upon the information that is available to it, shall not have declined by more than 15% and 7.5%, respectively, since April 30, 2003.

(g) GE Auto Stock Purchase Agreement. The “Seller” (as that term is defined in the GE Auto Stock Purchase Agreement) shall have complied with its obligations set forth in Section 2.02(b) of the GE Auto Stock Purchase Agreement.

(h) No Material Adverse Effect. There shall not have occurred since March 31, 2003 any event or events that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(i) Transition Services Agreement and Computer Services Agreement. A notice pursuant to Section 5.13 shall not be required by the terms of such Section 5.13 to have been delivered by the Sellers or, if such notice has been delivered, the Acquiror shall have agreed to the removal of the Transition Services or Transition IT Services set forth in such notice from Schedule 2.1(a) to the executed copy of the Transition Services Agreement or Schedule 2.1(a) to the executed copy of the Computer Services Agreement, as applicable.

ARTICLE IX

TERMINATION AND WAIVER

Section 9.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Sellers and the Acquiror;

(b) by either the Sellers or the Acquiror if the Closing shall not have occurred on or before December 31, 2003; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date (for purposes of this Section 9.01(b), the Sellers constitute a single party); or

(c) by either the Sellers or the Acquiror in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

In addition, in the event of termination of the GE Auto Stock Purchase Agreement, this Agreement shall automatically terminate simultaneously and effective with the termination of the GE Auto Stock Purchase Agreement.

Section 9.02. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 5.04, and Article XI; provided, however, that nothing in this Agreement shall relieve either the Sellers or the Acquiror from liability for any willful breach of this Agreement or willful failure to perform their respective obligations under this Agreement.

Section 9.04. Extension; Waiver. At any time prior to the Closing, each of the Sellers and the Acquiror may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. For the purposes of this Section 9.04, each of the Sellers shall individually and collectively comprise “the other party” vis-à-vis the Acquiror, and the Acquiror shall comprise “the other party” vis-à-vis each of the Sellers.

ARTICLE X

INDEMNIFICATION

Section 10.01. Indemnification by the Sellers. (a) Subject to Article VII, Sections 10.01(b), 10.03, 10.06, 10.08, 10.09 and 11.01, the Sellers shall indemnify, defend and hold harmless the Acquiror and its Affiliates (including, without limitation, the Transferred Companies) and Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representation or warranty made by the Sellers in this Agreement or in any of the other Transaction Agreements or in the certificates referred to in Sections 8.02(a)(iii) and 8.02(e)(ii); or

(ii) any breach or failure by any Seller to perform any of its covenants or obligations contained in this Agreement.

(b) Notwithstanding any other provision to the contrary, the Sellers shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.01(a)(i) (other than Losses arising solely as a result of, or in connection with the inaccuracy or breach of any representation or warranty made by the Sellers in Section 3.01, 3.02, 3.03 or Section 3.22, as to which this Section 10.01(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of ¥10,850,000 (nor shall any such item that does not meet the ¥10,850,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses for which the Sellers have responsibility under clause (ii) below) and (ii) until the aggregate amount of the Acquiror Indemnified Parties’ Losses exceeds 1% of the Purchase Price (converted into Yen applying an exchange rate of US$1:¥120), after which the Sellers shall be obligated for all Losses of the Acquiror Indemnified Parties that in the aggregate are in excess of 1% of the Purchase Price; but only if such excess Losses arise with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) that involves Losses in excess of ¥18,100,000. The cumulative aggregate indemnification obligation of the Sellers under this Section 10.01(b) shall in no event exceed 25% of the Purchase Price (converted into Yen applying an exchange rate of US$1:¥120).

(c) For purposes of this Article X and for purposes of determining whether the Acquiror Indemnified Parties are entitled to indemnification from the Sellers pursuant to Sections 10.01(a)(i) and 10.01(b) hereof, any breach of or inaccuracy in any representation or warranty (other than any representation or warranty contained in Sections 3.06, 3.07, 3.11(a) and (e), 3.15(a) and (g), 3.20(c) and the first sentence of Section 3.28 as to which this Section 10.01(c) shall not apply) of the Sellers shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms “material”, “materially”, “materiality”, “Material Adverse Effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made or deemed made.

(d) Any breach of or inaccuracy in any representation or warranty of the Sellers given as of the Closing Date resulting from any failure to take an action by any Seller or Transferred Company due to the Acquiror’s unreasonable refusal to give its consent to a written request by the Sellers under Section 5.01 shall, unless and to the extent that such representation was breached or inaccurate as of the date of this Agreement, not be deemed to have been breached or inaccurate for purposes of Article VIII or this Article X, and no Losses arising or resulting in any manner from any such breach or inaccuracy as of the Closing Date shall be in any manner indemnifiable under this Article X.

Section 10.02. Indemnification by the Acquiror. (a) Subject to Sections 10.02(b), 10.03, 10.06, 10.07 and 11.01, the Acquiror shall indemnify, defend and hold harmless the Sellers and their respective Affiliates (but not the Transferred Companies) and Representatives (collectively, the “Sellers Indemnified Parties”) against, and reimburse any Sellers Indemnified Party for, all Losses that such Sellers Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representation or warranty made by the Acquiror in any of the Transaction Agreements or in the certificate referred to in Section 8.01(a)(iii);

(ii) any breach or failure by the Acquiror to perform any of its covenants or obligations contained in this Agreement; or

(iii) any claim or cause of action by any Person arising after the Closing Date against any Sellers Indemnified Party with respect to the respective businesses conducted by each of the Transferred Companies after the Closing Date, except for any claims with respect to which the Sellers are obligated to indemnify the Acquiror Indemnified Parties under Section 10.01(a) (without giving effect to Section 10.01(b).

(b) Notwithstanding any other provision to the contrary, the Acquiror shall not be required to indemnify, defend or hold harmless any Sellers Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 10.02(a)(i) (other than Losses arising out of, resulting from, relating to or in connection with the inaccuracy or breach of any representation or warranty made by the Sellers in Section 4.01, 4.02, or 4.08, as to which this Section 10.02(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of ¥10,850,000 (nor shall any such item that does not meet the ¥10,850,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Sellers Indemnified Parties’ Losses for which the Acquiror has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Sellers Indemnified Parties’ Losses exceeds 1% of the Purchase Price (converted into Yen applying an exchange rate of US$1:¥120), after which the Acquiror shall be obligated for all Losses of the Sellers Indemnified Parties that in the aggregate are in excess of 1% of the Purchase Price; but only if such excess Losses arise with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) that involves Losses in excess of ¥18,100,000. The cumulative aggregate indemnification obligation of the Acquiror under this Section 10.01(b) shall in no event exceed 25% of the Purchase Price (converted into Yen applying an exchange rate of US$1:¥120).

(c) For purposes of this Article X and for purposes of determining whether the Seller Indemnified Parties are entitled to indemnification from the Acquiror pursuant to Sections 10.02(a)(i) and 10.02(b) hereof, any breach of or inaccuracy in any representation or warranty of the Acquiror shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms “material”, “materially”, “materiality”, “Material Adverse Effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made or deemed made.

Section 10.03. Notification of Claims. (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that (i) notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a Post–Closing Covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 11.01 for such representation, warranty, covenant or agreement and (ii) notices for claims in respect of a breach of a Post–Closing Covenant must be delivered prior to the date that is six months after the last day of the effective period of such Post–Closing Covenant; provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in writing of a claim for indemnification under this Article X (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article X notwithstanding the passing of such applicable date.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a), and subject to Section 10.03(d), the Indemnifying Party may, by notice to the Indemnified Party delivered within 10 Business Days of the receipt of notice of such claim, assume the defense and control of any Third Party Claim but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. The Sellers or the Acquiror, as the case may be, shall, and shall cause each of their Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that such settlement does not involve any finding or admission of any violation of Law or admission of any wrongdoing and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim.

(c) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 30 days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. If the Indemnifying Party does not so notify the Indemnified Party that it disputes such liability, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay, subject to the limitations set forth in Section 10.01(b), if applicable, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 11.11.

(d) Notwithstanding the foregoing, but subject to Section 10.03(e), if a Third Party Claim is brought against an Indemnified Party in which (i) the principal remedy sought is equitable relief and (ii) the amount of monetary damages or other amounts sought is (or would reasonably be expected to be) less than ¥600,000,000, then the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim, and the commercially reasonable costs of such defense, compromise or settlement shall be Losses for the purposes of Section 10.01(a) or 10.02(a), as the case may be.

(e) Notwithstanding the foregoing, in the cases where either (i) the Indemnifying Party has the right under this Agreement to assume the defense and control of a Third Party Claim and does assume and continues in good faith such defense and control or

(ii) the Indemnifying Party does not have the right under this Agreement to assume the defense and control of a Third Party Claim, no Indemnifying Party shall have any liability under this Article X for any Losses (other than the commercially reasonably costs of defense described in Section 10.03(d)) arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

Section 10.04. Payment; Interest on Payment. In the event an Action for indemnification under this Article X shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party, on demand in immediately available funds. An Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article X when the parties to such action have so determined by mutual agreement or, if disputed, when a final non-appealable Government Order shall have been entered. Any amounts not paid when due pursuant to this Article X shall bear interest from the date thereof until the date paid at a rate equal to the then-current 3-month Tokyo Interbank Offered Rate plus 100 basis points. Nothing in this Section 10.04 shall operate to bar an Indemnified Party from seeking and (where appropriate) obtaining interest on any claim to the extent ordered by a court adjudicating any Action brought by the Indemnified Party against an Indemnifying Party.

Section 10.05. Exclusive Remedies. Each of the Sellers and the Acquiror acknowledges and agrees that, (i) prior to the Closing, other than in the case of actual fraud by the Sellers, the sole and exclusive remedy of the Acquiror for any breach or inaccuracy of any representation or warranty contained herein shall be refusal to close the purchase and sale of the Transferred Securities hereunder and (ii) following the Closing and other than in the case of actual fraud by the Acquiror or the Sellers or any of their respective Affiliates or representatives, the indemnification provisions of Article X and, with respect to Taxes, Article VII shall be the sole and exclusive remedies of the Sellers and the Acquiror, respectively, for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements that, by their terms, were to have been performed or complied with prior to the Closing.

Section 10.06. Additional Indemnification Provisions. (a) The Sellers and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation in this Agreement or any other document executed in connection with the Closing (i) all Losses shall be net of any Eligible Insurance Proceeds (as set forth in subsection (e) below) and (ii) in no event shall the Indemnifying Party have liability to the Indemnified Party for any punitive damages or damages that are not a reasonably foreseeable consequence of the condition or event giving rise to the claim for indemnification, except to the extent that the Indemnified Party pays punitive damages or damages that are not a reasonably foreseeable consequence of the condition or event giving rise to the claim for indemnification to a third party in respect of a Third Party Claim.

(b) Any amount payable by an Indemnifying Party pursuant to this Article X shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds or Retained Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person any amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article X (other than “Retained Insurance Proceeds”), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c) The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

(d) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage (each, an “Insurance Policy”), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within 30 days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event (i) all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds” and (ii) the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection and the amount of any prospective or retroactive increase in premiums actually paid by the Indemnified Party under the Insurance Policy (as such increased premiums are incurred) directly related to the payment of Eligible Insurance Proceeds for such Loss for two years following the next renewal of such Insurance Policy. If the Indemnifying Party does not request that the Indemnified Party seek coverage of any portion of such Loss under the Insurance Policy within 30 days after receipt of a Notice of Insurance, (i) any proceeds that the Indemnified Party may receive thereunder shall be considered “Retained Insurance Proceeds” and (ii) the Indemnifying Party shall have no liability for any premium increases thereunder relating to the collection of such Retained Insurance Proceeds.

(e) Subject to the limitations set forth in this subsection (e), if Sellers shall make an indemnification payment to Acquiror and its Affiliates pursuant to the provisions of Article X hereof, then Acquiror shall pay to Sellers the amount of any net reduction in Taxes later realized by the Acquiror and its Affiliates (the “Net Tax Benefit”) as the result of their sustaining or paying the Losses for which the indemnification payment was made (including as the result of facts or circumstances due to which the Acquiror and its Affiliates sustained or paid such Losses). Acquiror and its Affiliates shall be required to pay over to Sellers only Net Tax Benefits realized within five years of the related indemnification payment. Whenever Acquiror and its Affiliates realize a Net Tax Benefit that would be required to be paid over to Sellers pursuant to this subsection (e), then they shall promptly (i) prepare a certificate, executed by the Tax Director of American International Group, Inc., setting forth the amount and calculation of the Net Tax Benefit and (ii) pay to Sellers, by wire transfer of immediately available funds to an account designated by Sellers, the amount of the Net Tax Benefit. Sellers shall have the reasonable opportunity to review the Acquiror’s certificate and to ask questions of the personnel of Acquiror familiar with the matters certified to therein. Sellers will not, however, have the right to make any examination of Acquiror’s or any Transferred Company’s Tax Returns or supporting work papers or other documents or to obtain such Tax Returns or supporting work papers or other documents in connection with any Action against the Acquiror or any of its Affiliates (including the Transferred Companies) under this Section 10.06(e).

Section 10.07. Indemnification for Certain Environmental Matters. Sellers shall indemnify, defend and hold harmless the Acquiror Indemnified Parties against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with any actual or threatened Action or Governmental Order arising pursuant to, or in connection with, any claims related to or arising out of contamination of the environment or personal injury caused by the existence of polychlorinated biphenyls (“PCBs”) in electrical equipment owned by the Transferred Companies on or prior to the Closing Date; provided, however, that the indemnity provided in this Section 10.07 shall not apply to the extent that Losses arise from any negligent actions or omissions of the Acquiror or its Affiliates or any of their respective employees, representatives, agents and contractors in the storage and handling of such electrical equipment that exacerbates the conditions existing as of the Closing Date or the failure of any such Person to use commercially reasonable efforts to prevent an exacerbation of the conditions existing as of the Closing Date as a result of the existence of PCBs in such electrical equipment. The indemnification obligations of Sellers under this Section 10.07 shall survive in full force and effect until the fourth anniversary of the Closing Date, at which time such obligations shall terminate (and no claims shall be made after such termination).

Section 10.08. Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 10.09. Limitations. Notwithstanding anything in this Agreement to the contrary, the Acquiror acknowledges and agrees that the representations and warranties of the Sellers contained in this Agreement (including for the purposes of Articles III, VIII and X) are made to the Knowledge of the Sellers in respect of Saison Life concerning any matter that occurred during, or otherwise relating to, the period of time prior to the date that GE Edison acquired Saison Life.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Survival. Notwithstanding (i) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or otherwise, or (iii) the Closing hereunder, the representations, warranties, covenants and agreements of the Sellers and the Acquiror contained in or made pursuant to this Agreement (other than in Section 3.21, which shall not survive the Closing Date) or in any certificate furnished pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Sections 10.01 or 10.02 after such termination); provided, however, that (i) the representations and warranties made in Section 3.01, 3.02, 3.03 (a) through (c) or 3.22 shall survive the Closing indefinitely, (ii) the representations and warranties made in Section 3.14 shall survive until the date that is thirty-six (36) months after the Closing Date, and (iii) the representations and warranties made in Section 3.12 shall survive until the date that is forty-eight (48) months after the Closing Date; and provided further, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date (“Post-Closing Covenants”), shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

Section 11.02. Expenses; Transfer Taxes. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred (except that all such cost and expenses incurred by any Transferred Company and payable to a third party (i) in connection with obtaining any third-party consent or approval required to be obtained as a condition to any party’s obligations under this Agreement or (ii) consisting of legal, accounting, consulting, actuarial or other professional fees or disbursements, shall be reimbursed by the Sellers to such Transferred Company prior to the Closing). All transfer, documentary, sales, use, stamp, registration or similar Taxes, fees or charges applicable to, or incurred in connection with, the transactions contemplated by the Transaction Agreements shall be borne, with respect to the first $500,000 (in aggregate), equally by the Acquiror and the Sellers, and with respect to any additional amounts, by the Acquiror; provided, however, that the Sellers shall bear all withholding Taxes arising from the Transaction Agreements and the transactions contemplated thereby. The Acquiror shall take such commercially reasonable actions as are necessary and may be reasonably requested by the Sellers to secure the lowest rate of withholding Taxes available under local Law and any applicable income tax convention and shall cooperate with the Sellers to secure any available refund of withholding Taxes.

Section 11.03. Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

(i)	if to the Sellers:

Nagashima, Ohno & Tsunematsu

Kioicho Building

3-12, Kioicho, Chiyoda-ku

Tokyo, Japan

Attention: Kenichi Fujinawa

Facsimile: (011-813) 5213-2218

GE Financial Assurance Holdings, Inc.

6620 W. Broad St.

Richmond, Virginia 23230

Attention: General Counsel

                  and Rone Baldwin

Facsimile: (804) 662-2414

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Raymond O. Gietz

                  and Joseph Verdesca

Facsimile: (212) 310-8007

(ii)	if to the Acquiror:

American International Reinsurance Company, Ltd.

29 Richmond Road

Pembroke HM08, Bermuda

Attention: Secretary

Facsimile: (011-441) 295-6983

with a copy to each of the following:

American International Group, Inc.

70 Pine Street

New York, New York 10270

Attention: General Counsel

Facsimile: (212) 785-1584

and

American International Group, Inc.

AIG Building

1-1-3, Marunouchi

Tokyo, Japan

Attention: Donald P. Kanak,

Executive Vice President

Facsimile: (011-813) 3214-3576

and:

Sidley Austin Brown & Wood LLP

787 Seventh Avenue

New York, New York 10019

Attention: Scott M. Freeman

Facsimile: (212) 839-5599

Section 11.04. Public Announcements. Except as may be required by Law or applicable securities exchange rules, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other parties, and prior to any announcement the parties shall cooperate as to the timing and contents of any such announcement. Prior to the Closing, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Transferred Companies without first obtaining the prior written approval of the other party, which approval will not be unreasonably withheld.

Section 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.06. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, or as otherwise expressly agreed in writing by the parties, the Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Sellers and/or their Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.07. Assignment. This Agreement shall not be assigned by any party hereto, except that (a) any Seller may, upon two Business Days’ prior notice to the Acquiror, transfer at any time some or all of the Transferred Securities owned by it to any one or more of its Affiliates; provided, however, that as a condition to such transfer, the transferee (if not a Seller under this Agreement) must acknowledge in a written notice delivered to the Acquiror that it (x) agrees to become a party to this Agreement as a “Seller” hereunder and (y) undertakes to perform all of a Seller’s covenants contained herein, and (b) the Acquiror may assign any or all of its rights (but not its obligations) hereunder to one or more Affiliates of the Acquiror designated in a written notice delivered by the Acquiror to the Sellers at least two Business Days prior to the Closing; provided, however, that, in the case of each of (a) and (b), no such assignment by a Seller or the Acquiror, as applicable, shall (x) release such Seller or the Acquiror, as applicable, from any liability or obligation under this Agreement (except, in the case of the Acquiror, an assignment to American Life Insurance Company) or (y) be permissible if it could reasonably be expected to delay, hinder or jeopardize the consummation of any transactions contemplated by this Agreement. The parties hereto acknowledge and agree that any assignment by the Acquiror contemplated by the arrangements set forth in Section 11.07 of the Acquiror Disclosure Schedule would not reasonably be expected to delay, hinder or jeopardize the consummation of any transactions contemplated by this Agreement. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 11.08. No Third-Party Beneficiaries. Except as provided in Article X with respect to Sellers Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09. Amendment. No provision of any Transaction Agreement may be amended, waived or modified except by a written instrument signed by all the parties to such agreement.

Section 11.10. Disclosure Schedules. Any disclosure with respect to a Section of the Disclosure Schedule shall be deemed to be disclosed for other Sections of the Disclosure Schedule to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure provided, however, that no representation or warranty contained in this Agreement shall be deemed to be modified or qualified by any disclosure set forth in the Disclosure Schedule, if, by its terms, such representation or qualification is incapable of being modified or qualified by any disclosure set forth in the Disclosure Schedule. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

Section 11.11. Governing Law; Submission to Jurisdiction; Waivers. THIS AGREEMENT AND EACH OTHER TRANSACTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH,

THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF SUCH AGREEMENTS TO THE LAWS OF ANOTHER JURISDICTION. EACH OF THE SELLERS AND THE ACQUIROR AGREES IRREVOCABLY AND UNCONDITIONALLY TO:

(a) submit for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court;

(b) consent that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c) waive all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to any of the Transaction Agreements, or its performance under or the enforcement of the Transaction Agreements;

(d) agree that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.03; and

(e) agree that nothing in the Transaction Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 11.12. Rules of Construction. Interpretation of the Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) references to “¥” shall mean Japanese yen; (e) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “insurance policy” shall include all related riders and amendments; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; and (j) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 11.13. Counterparts. Each of the Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 11.14. AIG Covenant. American International Group, Inc. (“AIG”) hereby agrees to cause the Acquiror and its permitted assigns and their respective successors (collectively, the “Acquiring Person”) to timely comply with and perform all of such Acquiring Person’s obligations under this Agreement. In the event that the Acquiring Person is for any reason incapable of complying with and performing its obligations under this Agreement in a timely manner (including, without limitation, as a result of the liquidation, dissolution or winding-up of the Acquiring Person), AIG will comply with and perform such obligation or cause another of its Subsidiaries as designated by AIG to comply with and perform such obligations. In the event of a failure on the part of the Acquiring Person, AIG or any such designated Subsidiary to comply with and perform such obligations in a timely manner, the Sellers may seek to enforce the provisions of this Section 11.14 against AIG without any requirement to first commence any Action against the Acquiring Person seeking to cause the Acquiring Person or such designated Subsidiary to comply with and perform such obligations. From and after the Closing Date, AIG shall cause the guarantor under the Hedging Payment and Reimbursement Guaranty to comply with the obligations of such guarantor set forth in Section 3 thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Sellers and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BROOKFIELD LIFE ASSURANCE CO., LTD.

By:	/s/ Mark Norbom
Name:	Mark Norbom
Title:	Attorney-In-Fact

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Mark Norbom
Name:	Mark Norbom
Title:	Attorney-In-Fact

GE CAPITAL ASIA INVESTMENTS

By:	/s/ Mark Norbom
Name:	Mark Norbom
Title:	Attorney-In-Fact

GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:	/s/ Mark Norbom
Name:	Mark Norbom
Title:	Attorney-In-Fact

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

By:	/s/ Brian T. Schreiber
Name:	Brian T. Schreiber
Title:	Attorney-In-Fact

For the purposes of Section 11.14 only,

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Brian T. Schreiber
Name:	Brian T. Schreiber
Title:	Senior Vice President

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

TABLE OF EXHIBITS

Exhibit A	Definitions

Exhibit B	Transitional Trademark License Agreement

Exhibit C	Transition Services Agreement

Exhibit D	Hedging Payment and Reimbursement Guaranty and Notes Payment and Reimbursement Guaranty

Exhibit E	Computer Services Agreement

Exhibit F	Intellectual Property Cross-License Agreement